   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  HI/FN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3674                          33-0732700
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                             750 UNIVERSITY AVENUE
                          LOS GATOS, CALIFORNIA 95032
                                 (408) 399-3500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RAYMOND J. FARNHAM
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                                  HI/FN, INC.
                             750 UNIVERSITY AVENUE
                          LOS GATOS, CALIFORNIA 95032
                                 (408) 399-3500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               STEVEN E. BOCHNER                               THOMAS W. KELLERMAN
        WILSON SONSINI GOODRICH & ROSATI                           CURTIS L. MO
            PROFESSIONAL CORPORATION                     BROBECK, PHLEGER & HARRISON LLP
               650 PAGE MILL ROAD                             TWO EMBARCADERO PLACE
            PALO ALTO, CA 94304-1050                              2200 GENG ROAD
                 (650) 493-9300                                PALO ALTO, CA 94303
                                                                  (650) 424-0160

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE                AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING         REGISTRATION
REGISTERED                     REGISTERED(1)            PER SHARE(2)              PRICE(2)                  FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock.............     2,300,000 shares             $27.88              $64,124,000.00            $17,827.00
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) based on the average of the high and low prices for Hi/fn's Common Stock on February 10, 1999, as quoted on the Nasdaq National Market.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OF SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1999

                                      LOGO

                                2,000,000 SHARES

                                  COMMON STOCK

     hi/fn, inc. is offering 1,600,000 shares of its Common Stock and the Selling Stockholder is selling an additional 400,000 shares. hi/fn, inc.'s Common Stock is traded on the Nasdaq National Market under the symbol "HIFN." The last reported sale price of the Common Stock on the Nasdaq National Market on February 16, 1999 was $29.00 per share.

                           -------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                           -------------------------

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public Offering Price.......................................  $            $
Underwriting Discounts and Commissions......................  $            $
Proceeds to hi/fn, inc......................................  $            $
Proceeds to the Selling Stockholder.........................  $            $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     hi/fn, inc. has granted the underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of Common Stock
to purchasers on                      , 1999.

                           -------------------------

BANCBOSTON ROBERTSON STEPHENS                         SOUNDVIEW TECHNOLOGY GROUP

          The date of this prospectus is                      , 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "HI/FN," "WE," "OUR" AND "US" REFER TO HI/FN, INC.
                           -------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Summary.....................................................      1
Risk Factors................................................      5
Use of Proceeds.............................................     18
Price Range of Common Stock.................................     19
Dividend Policy.............................................     19
Capitalization..............................................     20
Selected Financial Data.....................................     21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23
Business....................................................     32
Management..................................................     49
Principal and Selling Stockholders..........................     51
Description of Capital Stock................................     53
Recent Spin-Off and Relationship with Stac..................     55
Underwriting................................................     57
Legal Matters...............................................     58
Experts.....................................................     59
Where You Can Find Additional Information...................     60
Index to Financial Statements...............................    F-1
Glossary....................................................    G-1

                           -------------------------

     We own or have rights to the product names, trade names and trademarks that we use in conjunction with the sale of our products. This prospectus also contains product names, trade names and trademarks that belong to other organizations.

                                    SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the Financial Statements and Notes, before deciding to invest in our Common Stock. Some of the technical terms used in this prospectus are defined in the Glossary of Terms beginning on page G-1.

                                     HI/FN

     We design, develop and market high-performance, multi-protocol packet processors -- semiconductor devices designed to enable secure, high-bandwidth network connectivity and efficient storage of business information. Our packet processor products perform the computation-intensive tasks of compression, encryption/compression and public key cryptography, providing our customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. Our products are used in networking and storage equipment like routers and back-up storage devices.

     The dramatic growth of Internet technology has made it possible for anyone, from anywhere to access information at any time. Businesses today are facing an increasingly mobile workforce, increased telecommuting and the need to connect branch offices, customers, suppliers and other trading partners to their corporate network. Efforts to address these issues typically burden the capabilities of existing network and storage systems. Therefore, to deliver on the economic promise of Internet technology as a business tool and to address these issues, we believe that businesses require two critical capabilities: secure, high-bandwidth network connectivity among geographically dispersed parties and efficient storage of business information.

     Our encryption/compression and public key processors allow network equipment vendors to add bandwidth enhancement and security capabilities to their products. Our processors also provide key algorithms used in virtual private networks, or "VPNs," which enable businesses to reduce wide area networking costs by replacing dedicated leased-lines with lower-cost IP-based networks such as the Internet. Using VPNs, businesses can provide secure, authenticated access to their corporate networks, increasing productivity through improved communications. Storage equipment vendors use our products to improve the performance and capacity of mid- to high-end tape back-up systems.

     We believe that our patented compression technology comprises the fundamental know-how for the design and deployment of low-cost, high-performance implementations of lossless data compression and gives our products a strong competitive advantage. By offering a wide range of price-performance implementations of our patented, standards-compliant technology, we are able to sell products to network and storage equipment vendors that allow them to reduce development costs and get their products to market faster. For example, our patented Lempel-Ziv-Stac ("LZS") compression technology is incorporated into several networking protocol standards, including the point-to-point protocol and the frame relay protocol, allowing network equipment vendors to quickly integrate proven solutions for lowering the costs associated with traditional private leased-line network architectures. In addition, our IPSec protocol network security processors with encryption and compression capabilities make it possible to implement secure network connectivity in support of emerging VPNs. Also, our line of compression processors targeted at back-up storage applications provides storage equipment vendors high-performance implementations of our patented compression technology, doubling the capacity and performance of mid- to high-end tape drive systems, thus making it possible to store business information efficiently. For example, our LZS compression technology is used in the DLT 4000 and DLT 7000 tape drive products from Quantum. These encryption and compression technologies allow for secure, high-bandwidth network connectivity and efficient storage of business information.

     Our goal is to become a leading provider of high-performance, multi-protocol packet processors that enable our customers to create products with enhanced bandwidth and high-performance security capabilities. We plan to achieve this goal by:

     - Focusing on network equipment markets;

     - Leveraging our patented compression technology;

     - Strengthening our presence in the storage equipment market;

     - Maintaining our technology leadership;

     - Contributing to the development of industry standards;

     - Leveraging a "fabless" business model by continuing to subcontract all of our semiconductor manufacturing; and

     - Strengthening and expanding our customer relationships.

     Prior to December 16, 1998, we were a subsidiary of Stac, Inc. ("Stac"). On December 16, 1998, Stac distributed all of our outstanding shares held by Stac to Stac stockholders. Our executive offices are located at 750 University Avenue, Los Gatos, California 95032, and our telephone number is (408) 399-3500. Our website is located at www.hifn.com. Information contained on our website is not a prospectus or part of this prospectus.

                                  THE OFFERING

COMMON STOCK OFFERED BY HI/FN.......     1,600,000 shares

COMMON STOCK OFFERED BY THE SELLING
  STOCKHOLDER.......................     400,000

COMMON STOCK TO BE OUTSTANDING AFTER
  THE OFFERING......................     8,156,781 shares

USE OF PROCEEDS.....................     For repayment of short-term
                                         indebtedness, working capital and
                                         general corporate purposes. See "Use of
                                         Proceeds."

NASDAQ NATIONAL MARKET SYMBOL.......     HIFN

     Unless otherwise stated in this prospectus, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The balance sheets prior to September 30, 1997 reflect Hi/fn's structure as a division of Stac prior to its formation as a subsidiary of Stac. Periods subsequent to September 30, 1996 reflect the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of Common Stock of Hi/fn. The 6,000,000 shares of Series A Preferred Stock were converted into 6,000,000 shares of Common Stock of Hi/fn prior to the spin-off of Hi/fn from Stac on December 16, 1998. For all periods prior to fiscal 1997, net income generated by Hi/fn has been treated as if it were transferred to Stac in the form of dividends. No such transfers were made for fiscal 1997 and the periods presented thereafter. The balance sheet data for the three months ended December 31, 1998 is adjusted to reflect the receipt and application of the net proceeds from the sale of 1,600,000 shares of Common Stock by Hi/fn at an assumed public offering price of $29.00 per share, after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                           YEAR ENDED SEPTEMBER 30,               DECEMBER 31,
                                                 ---------------------------------------------   ---------------
                                                  1994     1995     1996      1997      1998      1997     1998
                                                 ------   ------   -------   -------   -------   ------   ------
STATEMENT OF OPERATIONS DATA:
Revenue........................................  $5,666   $7,342   $12,894   $14,226   $21,533   $6,265   $6,139
Cost of revenue................................   2,302    2,841     5,095     4,762     6,525    2,102    1,818
                                                 ------   ------   -------   -------   -------   ------   ------
Gross margin...................................   3,364    4,501     7,799     9,464    15,008    4,163    4,321
Operating expenses:
Research and development.......................     564      551     1,641     2,985     5,403    1,326    1,445
Sales and marketing............................     813    1,097     1,677     2,224     3,370      792    1,227
General and administrative.....................     379      492       889     1,203     2,407      494      866
                                                 ------   ------   -------   -------   -------   ------   ------
Operating income...............................   1,608    2,361     3,592     3,052     3,828    1,551      783
Interest income................................      --       --        --        16        17        5      128
Interest expense...............................      --       --        --        --        --       --      105
Provision for income taxes.....................     661      947     1,441     1,235     1,627      625      323
                                                 ------   ------   -------   -------   -------   ------   ------
Net income.....................................  $  947   $1,414   $ 2,151   $ 1,833   $ 2,218   $  931   $  483
                                                 ======   ======   =======   =======   =======   ======   ======
Net income per share, basic....................  $ 0.16   $ 0.24   $  0.36   $  0.30   $  0.35   $ 0.15   $ 0.07
Net income per share, diluted..................  $ 0.16   $ 0.24   $  0.36   $  0.30   $  0.33   $ 0.14   $ 0.07
Weighted average shares outstanding, basic.....   6,000    6,000     6,000     6,100     6,308    6,228    6,449
Weighted average shares outstanding, diluted...   6,000    6,000     6,000     6,174     6,800    6,707    7,274

                                                        YEAR ENDED SEPTEMBER 30,              DECEMBER 31, 1998
                                               ------------------------------------------   ---------------------
                                               1994     1995     1996     1997     1998     ACTUAL    AS ADJUSTED
                                               -----   ------   ------   ------   -------   -------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents....................  $  --   $   --   $   --   $  480   $ 4,084   $ 8,484    $ 46,668
Total assets.................................  1,583    2,254    2,611    5,898    16,611    14,773      52,962
Working capital (deficit)....................   (193)    (223)    (383)   3,520     4,723     5,499      43,688
Total debt...................................     --       --       --       --        --     5,000          --
Total stockholders' equity...................     --       --       --    4,622     6,952     7,510      45,699

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY AS AN INDEPENDENT COMPANY.

     On August 14, 1996, we were incorporated by Stac, which transferred its semiconductor business to us in exchange for shares of our Preferred Stock and Common Stock. Because we are a relatively new company with a limited operating history, we may experience financial and other difficulties as we attempt to grow our business. For example, to expand our business we are increasing our research and development and other operating expenses. This increase in expenses will negatively affect our financial performance unless we are able to sustain and grow revenues. In making an investment decision, you should evaluate this risk, as well as the other difficulties and uncertainties frequently encountered by early stage companies that operate in competitive markets. If we are not able to evolve and expand our business, we may not remain profitable and therefore may not be able to sustain a viable business.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     Our operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors including the following:

     - General business conditions in our markets as well as global economic uncertainty;

     - Reductions in demand for our customers' products;

     - The timing and amount of orders we receive from our customers;

     - Cancellations or delays of customer product orders;

     - Any new product introductions by us or our competitors;

     - Our suppliers increasing costs or changing the delivery of products to us;

     - Increased competition or reductions in the prices that we are able to charge;

     - The variety of the products that we sell as well as seasonal demand for our products; and

     - The availability of manufacturing capacity necessary to make our products.

     Our revenues and operating results depend upon the amount and timing of customer orders that we receive in a given quarter. In the past we have recognized a substantial portion of our revenues in the last month of a quarter. If this trend continues, any failure or delay to fulfill orders by the end of a particular quarter will harm our business, financial condition and results of operations. As a result of these and other factors, we believe that period-to-period comparisons of our historical results or operations are not a good predictor of our future performance. If our future operating results are below the expectations of stock market analysts, our stock price may decline.

WE DEPEND UPON A SMALL NUMBER OF CUSTOMERS.

     Quantum Corporation ("Quantum") accounted for approximately 61% and 70%, respectively, of our revenues in fiscal 1998 and 1997. Quantum is not under any binding obligation to order from us. If our sales to Quantum decline, our business, financial condition and results of operations could suffer. We expect that our most significant customers in the future could be different from our largest customers today for a number of reasons, including customers' deployment schedules and budget considerations. As a result, we believe we may experience significant fluctuations in our results of operations on a quarterly and an annual basis.

     Limited numbers of network and storage equipment vendors account for a majority of packet processor purchases in their respective markets. In particular, the market for network equipment that would include packet processors, such as routers, remote access concentrators and firewalls, is dominated by a few large vendors, including Ascend Communications, Inc., Cisco Systems, Inc., Lucent Technologies Inc., Nortel Networks, Inc. and 3Com Corporation. As a result, our future success will depend upon our ability to establish and maintain relationships with these companies. If these network equipment vendors do not incorporate our packet processors into their products, our business, financial condition and results of operations could suffer.

OUR BUSINESS DEPENDS UPON THE DEVELOPMENT OF THE PACKET PROCESSOR MARKET.

     Our prospects are dependent upon the acceptance of packet processors as an alternative to other technology traditionally utilized by network and storage equipment vendors. Many of our current and potential customers have substantial technological capabilities and financial resources and currently develop internally the application specific integrated circuit components and program the general purpose microprocessors utilized in their products as an alternative to our packet processors. These customers may in the future continue to rely on these solutions or may determine to develop or acquire components, technologies or packet processors that are similar to, or that may be substituted for, our products. In order to be successful we must anticipate market trends and the price, performance and functionality requirements of such network and storage equipment vendors and must successfully develop and manufacture products that meet their requirements. In addition, we must make products available to these large customers on a timely basis and at competitive prices. If orders from customers are cancelled, decreased or delayed, or if we fail to obtain significant orders from new customers, or if any significant customer delays or fails to pay, our business, financial condition and results of operations could suffer.

OUR BUSINESS DEPENDS UPON THE CONTINUED GROWTH AND OUR PENETRATION OF THE VIRTUAL PRIVATE NETWORK MARKET.

     We want to be a leading supplier of packet processors that implement the network security protocols necessary to support the deployment of virtual private networks. In making an investment decision, you should consider the possibility that this market, which is still emerging, may not grow or that our products may not successfully serve this market. Our ability to generate significant revenue in the virtual private network market will depend upon, among other things, the following:

     - Our ability to demonstrate the benefits of our technology to distributors, original equipment manufacturers and end users; and

     - The increased use of the Internet by businesses as replacements for, or enhancements to, their private networks.

     If we are unable to penetrate the virtual private network market, or if that market fails to develop, our business, financial condition and results of operations could suffer.

WE FACE RISKS ASSOCIATED WITH EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGE.

     The markets in which we compete are characterized by rapidly changing technology, frequent product introductions and evolving industry standards. Our performance depends on a number of factors, including our ability to do the following:

     - Properly identify emerging target markets and related technological trends;

     - Develop and maintain competitive products;

     - Enhance our products by adding innovative features that differentiate our products from those of competitors;

     - Bring products to market on a timely basis at competitive prices; and

     - Respond effectively to new technological changes or new product announcements by others.

     Our past success has been dependent in part upon our ability to develop products that have been selected for design into new products of leading equipment manufacturers. However, the development of our packet processors is complex and, from time to time, we have experienced delays in completing the development and introduction of new products. We may not be able to adhere to our new product design and introduction schedules and our products may not be accepted in the market at favorable prices, if at all.

     In evaluating new product decisions, we must anticipate future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, competitive product offerings and industry standards. We must also continue to make significant investments in research and development in order to continue to enhance the performance and functionality of our products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for us to remain competitive are complicated and require a significant amount of time and money. We may experience substantial difficulty in introducing new products and we may be unable to offer enhancements to existing products on a timely or cost-effective basis, if at all. For instance, the performance of our encryption/compression and public key processors depends upon the integrity of our security technology. If any significant advances in overcoming cryptographic systems are made, then the security of our encryption/compression and public key processors will be reduced or eliminated unless we are able to develop further technical innovations that adequately enhance the security of these products. Our inability to develop and introduce new products or enhancements directed at new industry standards could harm our business, financial condition and results of operations.

OUR MARKETS ARE HIGHLY COMPETITIVE.

     We compete in markets that are intensely competitive and are expected to become more competitive as current competitors expand their product offerings and new competitors enter the market. The markets in which we compete are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, and the continued emergence of new industry standards. Our products compete with offerings from companies such as Analog Devices, Inc., Information Resource Engineering Inc., International Business Machines Corporation ("IBM"), Rainbow Technologies, Inc. and VLSI Technology, Inc. In 1994, Stac entered into two license agreements with IBM in which Stac granted IBM the right to use, but not sublicense, our patented compression technology in IBM hardware and software products. Stac also entered into a license agreement with Microsoft Corporation ("Microsoft") in 1994 whereby Stac granted Microsoft the right to use, but not sublicense, our compression technology in their software products. We expect significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered, or expressed an interest to enter, the network equipment market. We also may face competition from suppliers of products based on new or emerging technologies. Furthermore, many of our existing and potential customers internally develop solutions which attempt to perform all or a portion of the functions performed by our products.

     A key element of our packet processor architecture is our encryption technology. In order to export our encryption-related products, we must obtain a license from the U.S. Department of Commerce. Foreign competitors that are not subject to similar requirements have an advantage over us in their ability to rapidly respond to the requests of customers in the global market.

     Many of our current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than us. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to promote the sale of their products. In particular, companies such as Intel Corporation, Lucent Technologies Inc., Motorola, Inc., National Semiconductor Corporation and Texas Instruments Incorporated have a significant advantage over us given their relationships with many of our customers, their extensive marketing power and name recognition and their much greater financial resources. In addition, current and potential competitors may decide to consolidate, lower the prices of their products or bundle their products with other products. Any of the above would significantly and negatively impact our ability to compete and obtain or maintain market share. If we are unable to successfully compete against our competitors, our business, results of operations and financial condition will suffer.

     We believe that the important competitive factors in our markets are the following:

     - Performance;

     - Price;

     - The time that is required to develop a new product or enhancements to existing products;

     - The ability to achieve product acceptance with major network and storage equipment vendors;

     - The support that exists for new network and storage standards;

     - Features and functionality;

     - Adaptability of products to specific applications;

     - Reliability; and

     - Technical service and support as well as effective intellectual property protection.

     If we are unable to successfully develop and market products that compete with those of other suppliers, our business, financial condition and results of operations could be harmed. In addition, we must compete for the services of qualified distributors and sales representatives. To the extent that our competitors offer distributors or sales representatives more favorable terms, these distributors and sales representatives may decline to carry, or discontinue carrying, our products. Our business, financial condition and results of operations could be harmed by any failure to maintain and expand our distribution network. See "Business -- Competition."

OUR BUSINESS DEPENDS UPON THE GROWTH OF THE NETWORK EQUIPMENT AND STORAGE EQUIPMENT MARKETS.

     Our success is largely dependent upon continued growth in the market for network security equipment, such as routers, remote access concentrators, switches, broadband access equipment, security gateways, firewalls and network interface cards. In addition, our success depends upon storage equipment vendors incorporating our packet processors into their systems. The network security equipment market has in the past and may in the future fluctuate significantly based upon numerous factors, including the lack of industry standards, adoption of alternative technologies, changes in capital spending levels and general economic conditions. We are unable to determine the rate or extent to which these markets will grow, if at all. Any decrease in the growth of the network or storage equipment markets or a decline in demand for our products could harm our business, financial condition and results of operations.

OUR OPERATING RESULTS HAVE BEEN SUBSTANTIALLY DEPENDENT ON ONE PRODUCT FAMILY.

     Historically, substantially all of our revenue has come from sales of our compression processor products which accounted for 84%, 88% and 89% of revenue in the fiscal years ended September 30, 1998, 1997 and 1996. A significant decline in revenue from our compression processor products, which is not adequately replaced by increased sales of our encryption/compression and public key processors, would harm our business, financial condition and results of operations.

OUR SUCCESS DEPENDS UPON PROTECTING OUR INTELLECTUAL PROPERTY.

     Our proprietary technology is critical to our future success. We rely in part on patent, trade secret, trademark, maskwork and copyright law to protect our intellectual property. We own 12 United States patents and four foreign patents. We also have two pending patent applications in Japan. Our patents and patent applications cover various aspects of our compression technology and have expiration dates ranging from 2006 to 2013. Patents may not issue under our current or future patent applications, and the patents issued under such patent applications could be invalidated, circumvented or challenged. In addition, third parties could make infringement claims against us in the future. Such infringement claims could result in costly litigation. We may not prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Regardless of the outcome, an infringement claim would likely result in substantial cost and diversion of our resources. Any infringement claim or other litigation against us or by us could harm our business, financial condition and results of operations. The patents issued to us may not be adequate to protect our proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying our technology, designing around the patents we own or otherwise obtaining and using our products, designs or other information. In addition, others could develop technologies that are similar or superior to our technology.

     We also claim copyright protection for certain proprietary software and documentation. We attempt to protect our trade secrets and other proprietary information through agreements with our customers, employees and consultants, and through other security measures. However, our efforts may not be successful. Furthermore, the laws of certain countries in which our products are or may be manufactured or sold may not protect our products and intellectual property. See "Business -- Intellectual Property."

THE LENGTH OF TIME IT TAKES TO DEVELOP OUR PRODUCTS AND MAKE A SALE TO OUR CUSTOMERS MAY IMPAIR OUR OPERATING RESULTS.

     Our customers typically take a long time to evaluate our products. In fact, it usually takes our customers three to six months or more to test our products with an additional nine to 18 months or more before they commence significant production of equipment incorporating our products. As a result of this lengthy sales cycle, we may experience a delay between increasing expenses for research and development and sales and marketing efforts, on the one hand, and the generation of higher revenues, if any, on the other hand. In addition, the delays inherent in such a lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. Our business, financial condition and results of operations could suffer if customers reduce or delay orders or choose not to release products using our technology.

WE DEPEND UPON INDEPENDENT MANUFACTURERS AND LIMITED SOURCES OF SUPPLY.

     We rely on subcontractors to manufacture, assemble and test our packet processors. We currently subcontract our semiconductor manufacturing to Atmel Corporation, Motorola, Inc. and Toshiba Corporation. Since we depend upon independent manufacturers, we do not directly control product delivery schedules or product quality. None of our products are manufactured by more than one supplier. Since the semiconductor industry is highly cyclical, foundry capacity has been very limited at times in the past and may become limited in the future.

     We depend on our suppliers to deliver sufficient quantities of finished products to us in a timely manner. We place orders on a purchase order basis and do not have long-term volume purchase agreements with any of our suppliers. As a result, our suppliers may allocate production capacity to other products while reducing deliveries to us on short notice. For example, in June 1995, one of our suppliers delayed the delivery of one of our products. As a result, we switched production of the product to a new manufacturer. This caused a three month delay in shipments to customers. We also experienced yield and test anomalies on a different product manufactured by another subcontractor that could have interrupted our customer shipments. In this case, the manufacturer was able to correct the problem in a timely manner and customer shipments were not affected. The delay and expense associated with qualifying a new supplier or foundry and commencing volume production can result in lost revenue, reduced operating margins and possible harm to customer relationships. The steps required for a new manufacturer to begin production of a semiconductor product include:

     - Adapting our product design, if necessary, to the new manufacturer's process;

     - Creating a new mask set to manufacture the product;

     - Having the new manufacturer prepare sample products so we can verify the product specification; and

     - Providing sample products to customers for qualification.

     In general, it takes from three to six months for a new manufacturer to begin full-scale production of one of our products. We could have similar or more protracted problems in the future with existing or new suppliers.

     Toshiba Corporation manufactures products for us in plants located in Asia. To date, the financial and stock market dislocations that have occurred in the Asian financial markets have not harmed our business. However, present or future dislocations or other international business risks, such as currency exchange fluctuations or recessions, could force us to seek new suppliers. We must place orders approximately 12 to 14 weeks in advance of expected delivery. This limits our ability to react to fluctuations in demand for our products, and could cause us to have an excess or a shortage of inventory of a particular product. In addition, if global semiconductor manufacturing capacity does not increase as quickly as demand, foundries could allocate available capacity to larger customers or customers with long-term supply contracts. If we cannot obtain adequate foundry capacity at acceptable prices, or our supply is interrupted or delayed, our product revenues could decrease or our cost of revenues could increase. This could harm our business, financial condition and results of operations.

     We regularly consider using smaller semiconductor dimensions for each of our products to reduce costs. We have begun to decrease the dimensions in our new product designs, and believe that we must do so to remain competitive. We may have difficulty decreasing the dimensions of our products since, in the future, we may change our supply arrangements to assume more product manufacturing responsibilities. We may subcontract for wafer manufacturing, assembly and test rather than purchase finished products. However, there are additional risks associated with manufacturing, including variances in production yields, the ability to obtain adequate test and assembly capacity at reasonable cost and other general risks associated with the manufacture of semiconductors. We may also enter into volume purchase agreements that require us to commit to minimum purchase levels and which may require up-front investments. If we fail to effectively assume greater manufacturing responsibilities or manage volume purchase arrangements, our business, financial condition and results of operations will suffer. See "Business -- Manufacturing."

NETWORK AND STORAGE EQUIPMENT PRICES TYPICALLY DECREASE.

     Average selling prices in the networking, storage and semiconductor industries have rapidly declined due to many factors, including:

     - Rapidly changing technologies;

     - Price-performance enhancements; and

     - Product obsolescence.

     The decline in the average selling prices of our products may cause substantial fluctuations in our operating results. We anticipate that the average selling prices of our products will decrease in the future due to product introductions by our competitors, price pressures from significant customers and other factors. Therefore, we must continue to develop and introduce new products that incorporate features which we can sell at higher prices. If we fail to do so, our revenues and gross margins could decline, which would harm our business, financial condition and results of operations.

WE FACE PRODUCT RETURN, PRODUCT LIABILITY AND PRODUCT DEFECT RISKS.

     Complex products such as ours frequently contain errors, defects and bugs when first introduced or as new versions are released. We have discovered such errors, defects and bugs in the past. Delivery of products with production defects or reliability, quality or compatibility problems could hinder market acceptance of our products. This could damage our reputation and harm our ability to attract and retain customers. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We would have to expend significant capital and resources to remedy these problems. Errors, defects or bugs could be discovered in our new products after we begin commercial production of them, despite testing by us and our suppliers and customers. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, claims by our customers or others against us or the loss of credibility with our current and prospective customers. Any such event would harm our business, financial condition and results of operations.

WE FACE ORDER AND SHIPMENT UNCERTAINTIES.

     We generally make our sales under individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty, if any. Cancellation or deferral of product orders could cause us to hold excess inventory, which could harm our profit margins and restrict our ability to fund our operations. We recognize revenue upon shipment of products to our customers, net of an allowance for estimated returns. An unanticipated level of returns could harm our business, financial condition and results of operations.

WE DEPEND UPON KEY PERSONNEL.

     Our success greatly depends on the continued contributions of our key management and other personnel, many of whom would be difficult to replace. We do not have employment contracts with any of our key personnel, nor do we maintain any key man life insurance on any of our personnel. Several members of our management team have joined us in the last 12 months. It may be difficult for us to integrate new members of our management team. We must also attract and retain experienced and highly skilled engineering, sales and marketing and managerial personnel. Competition for such personnel is intense in the geographic areas and market segments in which we compete, and we may not be successful in hiring and retaining such people. If we lose the services of any key personnel, or cannot attract or retain qualified personnel, particularly engineers, our business, financial condition and results of operations could suffer. In addition, companies in technology industries whose employees accept positions with competitors have in the past claimed that their competitors have engaged in unfair competition or hiring practices. We could receive such claims in the future as we seek to hire qualified personnel. These claims could result in material litigation. We could incur substantial costs in defending against any such claims, regardless of their merits.

OUR RAPID GROWTH MAY STRAIN OUR OPERATIONS.

     We have experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on our resources. To accommodate this growth, we must implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of the accounting and other internal management systems which were provided by Stac. This may require substantial management effort, and our efforts to do so may not be successful. In addition, we have had to hire additional employees to accommodate this growth and our product development activities. This has resulted in increased responsibilities for our management. Our systems, procedures and controls may not be adequate to support our operations. If we fail to improve our operational, financial and management information systems, or to hire, train, motivate or manage our employees, our business, financial condition and results of operations could suffer.

OUR PRODUCTS ARE SUBJECT TO EXPORT RESTRICTIONS.

     The encryption algorithms embedded in our products are a key element of our packet processor architecture. These products are subject to U.S. Department of Commerce export control restrictions. Our network equipment customers may only export products incorporating encryption technology if they obtain an export license. These U.S. export laws also prohibit the export of encryption products to a number of countries deemed by the U.S. to be hostile. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce commodity jurisdiction. These restrictions may make foreign competitors facing less stringent controls on their products more competitive in the global market than our network equipment customers. The U.S. government may not approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised, and laws limiting the domestic use of encryption could be enacted. The sale of our packet processors could be harmed by the failure of our network equipment customers to obtain the required licenses or by the costs of compliance.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL BUSINESS ACTIVITIES.

     We sell most of our products to customers in the United States. If our international sales increase, we may encounter risks inherent in international operations. All of our international sales to date are denominated in U.S. dollars. As a result, if the value of the U.S. dollar increases relative to foreign currencies, our products could become less competitive in international markets. We also obtain some of our manufacturing, assembly and test services from suppliers located outside the United States. International business activities could be limited or disrupted by any of the following:

     - The imposition of governmental controls;

     - Export license requirements;

     - Restrictions on the export of technology;

     - Currency exchange fluctuations;

     - Political instability;

     - Financial and stock market dislocations;

     - Trade restrictions; and

     - Changes in tariffs.

     Demand for our products also could be harmed by seasonality of international sales and economic conditions in our primary overseas markets. These international factors could harm future sales of our products to international customers and our business, financial condition and results of operations in general.

YEAR 2000 ISSUES MAY HARM OUR BUSINESS.

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 phenomenon, such as financial systems (including accounts payable and payroll modules), customer services, networks and telecommunications equipment and end products. We rely on external systems of business enterprises such as customers, suppliers, financial organizations, and on governmental entities, both domestic and international, for accurate exchange of data. Even if our internal systems are not materially affected by Year 2000 issues, we could be affected by disruptions in the operation of entities with which we interact. Despite our efforts to address the Year 2000 impact on our internal systems and business operations, this impact could disrupt our business and our business, financial condition and results of operations could suffer. Our efforts to address this issue are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

     Customers' purchasing plans could be affected by Year 2000 issues as they may need to expend significant resources to correct their existing systems. This situation may result in reduced funds available to purchase our products.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS.

     We continually evaluate strategic acquisitions of businesses and technologies that would complement our product offerings or enhance our market coverage or technological capabilities. We are not currently negotiating any acquisitions, but we may make acquisitions in the future. Future acquisitions could be effected without stockholder approval, and could cause us to dilute shareholder equity, incur debt and contingent liabilities and amortize acquisition expenses related to goodwill and other intangible assets, any of which could harm our operating results and/or the price of our Common Stock. Acquisitions entail numerous risks, including:

     - Difficulties in assimilating acquired operations, technologies and products;

     - Diversion of management's attention from other business concerns;

     - Risks of entering markets in which we have little or no prior experience; and

     - Loss of key employees of acquired organizations.

     We may not be able to successfully integrate businesses, products, technologies or personnel that we acquire. If we fail to do so, our business, financial condition and results of operations could suffer.

     In addition, if we are a party to a transaction or series of transactions that result in 50% or more of our outstanding stock being transferred to one or more persons, the IRS may claim that our spin-off from Stac was a taxable event to Stac and its stockholders. Under the Tax Allocation and Indemnity Agreement that we entered into with Stac, we may be obligated to pay the taxes of Stac if we caused the spin-off to be a taxable event. Our cash flows, business, financial condition and results of operations would suffer if we became liable for any such tax liability. See "Recent Spin-Off and Relationship with Stac."

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY HARM OUR BUSINESS.

     The semiconductor industry has experienced significant downturns and wide fluctuations in supply and demand. The industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This has caused significant variances in product demand, production capacity and rapid erosion of average selling prices. Industry-wide fluctuations in the future could harm our business, financial condition and results of operations.

WE FACE CERTAIN RISKS AS A RESULT OF OUR SPIN-OFF FROM STAC.

     On December 8, 1998, Stac received a private letter ruling from the Internal Revenue Service ("IRS") stating, among other things, that the distribution of our Common Stock held by Stac on December 16, 1998 to Stac stockholders would not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended ("Code") (except to the extent of cash received in lieu of fractional shares). A tax ruling, while generally binding upon the IRS, is subject to certain factual representations and assumptions. If the factual representations and assumptions made by Stac were incorrect in a material respect, the rights of taxpayers to rely on a tax ruling or Stac's ability to rely on the tax opinion would be jeopardized.

     If the distribution were not to constitute a tax-free spin-off, then Stac would be treated as recognizing a taxable gain equal to the difference between
(i) the fair market value of our Common Stock that was distributed to Stac stockholders on December 16, 1998 and (ii) Stac's adjusted basis of such Common Stock. In addition, under the consolidated tax return rules of the Code, each member of Stac's consolidated group (including Hi/fn) would be severally liable for such tax liability. Furthermore, in connection with the spin-off we entered into a Tax Allocation and Indemnity Agreement with Stac whereby each of us agreed that if either party took actions after the spin-off that caused Section 355(e) of the Code to apply to Hi/fn's Common Stock, then whichever party first caused Section 355(e) of the Code to apply to Hi/fn's Common Stock would be obligated to bear all taxes of Stac resulting from such action. Under recently enacted Section 355(e) of the Code, if the spin-off were considered to be part of a plan or series of related transactions (a "Plan") in which, after the spin-off, a 50% or greater interest in Hi/fn or Stac was acquired by one or more persons, the IRS would claim that the spin-off was taxable at the corporate level. Although neither we nor Stac believes the spin-off is part of a Plan to effect a 50% change in ownership of either Hi/fn or Stac, the IRS has issued no guidance on the definition of a Plan and for the first two years following the spin-off, any cumulative 50% change of ownership within the two-year period will be rebuttably presumed to be the result of a Plan. Our cash flows, business, financial condition and results of operations would suffer if we became liable for any such tax liability. See "Recent Spin-Off and Relationship with Stac."

MANAGEMENT AND CERTAIN STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE
OVER HI/FN.

     The present executive officers and directors and certain other stockholders will beneficially own approximately 28% of our outstanding Common Stock immediately following this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval of our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal and Selling Stockholders."

FUTURE SALES OF SHARES COULD AFFECT OUR STOCK PRICE.

     If our stockholders sell substantial amounts of our Common Stock (including shares issued upon the exercise of outstanding options) in the public market following this offering, the market price of our Common Stock could fall. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price we deem appropriate. Upon completion of this offering, we will have outstanding 8,156,781 shares of Common Stock (based upon shares outstanding as of December 31, 1998) assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after December 31, 1998. Of these shares, 6,560,893 are currently eligible for sale in the public market. After the lock-up agreements with the underwriters expire 120 days from the date of this prospectus (or earlier if the underwriters terminate the lock-up agreements before the lock-up period ends), an additional 1,595,888 shares will be eligible for public sale, subject to the volume limitations and other conditions of Rule 144. These share numbers exclude 1,545,887 shares subject to outstanding stock options and 947,262 shares reserved for future issuance under our stock plans as of December 31, 1998.

OUR STOCK PRICE MAY BE VOLATILE.

     The market price of our Common Stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of technology-related companies including networking, storage and semiconductor companies have been especially volatile. Such fluctuations can result from:

     - Quarterly variations in operating results;

     - Announcements of new products by us or our competitors;

     - The gain or loss of significant customers;

     - Changes in analysts' estimates;

     - Short-selling of our Common Stock; and

     - Events affecting other companies that investors deem to be comparable to us.

     Investors may be unable to resell their shares of our Common Stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources. See "Price Range of Common Stock."

OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Our Certificate of Incorporation and Bylaws contain provisions which may discourage takeover attempts, including transactions in which stockholders might receive a premium for their shares. This may limit stockholders' ability to approve a transaction that stockholders may think is in their best interests. Such provisions include:

     - A requirement that certain procedures must be followed before matters can be proposed for consideration at meetings of our stockholders;

     - The ability of the Board of Directors to fix the rights and preferences of and issue 10,000,000 shares of Preferred Stock without stockholder action; and

     - A classified Board of Directors.

     Provisions of the Delaware General Corporation Law also restrict certain business combinations with interested stockholders. The provisions of our Certificate of Incorporation and Bylaws and of Delaware law are intended to encourage potential acquirers to negotiate with us and allow the Board the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. See "Description of Capital Stock."

     In addition, if we are a party to a transaction or series of transactions that result in 50% or more of our outstanding stock being transferred to one or more persons, the IRS may claim that our spin-off from Stac was a taxable event to Stac and its stockholders. Under the Tax Allocation and Indemnity Agreement that we entered into with Stac, we may be obligated to pay the taxes of Stac if we caused the spin-off to be a taxable event.

Our cash flows, business, financial condition and results of operations would suffer if we became liable for any such tax liability. See "Recent Spin-Off and Relationship with Stac."

MANAGEMENT HAS BROAD DISCRETION IN THE USE OF PROCEEDS.

     After repaying the $5.0 million short-term loan we received from Stac prior to our spin-off from Stac, we plan to use the proceeds from this offering primarily for working capital and general corporate purposes. Therefore, we will have discretion as to how we will spend the proceeds, which could be in ways with which the stockholders may not agree. We cannot predict that the proceeds will be invested to yield a favorable return. See "Use of Proceeds."

WE DO NOT PLAN TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

     We intend to retain any future earnings to finance the growth and development of our business. We no not plan to pay cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds from the sale of the 1,600,000 shares of Common Stock offered by Hi/fn are estimated to be $43.2 million ($51.4 million if the underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses payable by Hi/fn. Hi/fn will not receive any proceeds from the sale of the shares by the Selling Stockholder.

     Hi/fn intends to use approximately $5.0 million of the proceeds to repay the short-term loan received from Stac prior to the spin-off in order to finance Hi/fn's operating and capital needs. The loan becomes due and payable on September 30, 1999, but may be prepaid in whole or part without penalty. The loan bears interest at the prime rate set by Silicon Valley Bank plus 0.5% per annum, payable quarterly, and is secured by a first priority security interest in all of Hi/fn's assets, including Hi/fn's intellectual property. The remaining proceeds will be used for working capital and general corporate purposes. In addition, Hi/fn may use a portion of the net proceeds to acquire complementary products, technologies or businesses. Hi/fn currently has no commitments or agreements and is not involved in any negotiations with respect to any such transactions. Pending use of the net proceeds of this offering, Hi/fn intends to invest the net proceeds in short-term, interest-bearing securities. See "Principal and Selling Stockholders" and "Recent Spin-Off and Relationship with Stac."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been quoted on the Nasdaq National Market under the symbol "HIFN" since December 16, 1998, the date upon which Stac consummated the dividend distribution of the Common Stock to Stac stockholders. The following table lists quarterly information on the price range of the Common Stock based on the high and low reported closing bid prices for the Common Stock as reported on the Nasdaq National Market for the periods indicated below:

                                                              HIGH    LOW
                                                              ----    ---
FISCAL YEAR ENDED SEPTEMBER 30, 1999:
  First Quarter.............................................  $24     $17 1/2
  Second Quarter (through February 16, 1999)................   30 7/8  22 1/2

     The last reported sale price for the Common Stock on the Nasdaq National Market was $29 per share on February 16, 1999. As of February 16, 1999, there were approximately 413 holders of record of our Common Stock.

                                DIVIDEND POLICY

     Hi/fn has never declared or paid any dividends on its capital stock. Hi/fn intends to retain any future earnings to finance the growth and development of its business and does not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of Hi/fn as of December 31, 1998, and such capitalization as adjusted to reflect the receipt and application by Hi/fn of the net proceeds from the sale of 1,600,000 shares of Common Stock offered hereby by Hi/fn at an assumed public offering price of $29.00 per share, after deducting the underwriting discount and estimated offering expenses. The capitalization information set forth in the table below is qualified by the more detailed Financial Statements and Notes beginning on page F-1 of this prospectus. The table should be read in conjunction with such Financial Statements and Notes.

                                                               DECEMBER 31, 1998
                                                             ---------------------
                                                             ACTUAL    AS ADJUSTED
                                                             -------   -----------
                                                                (IN THOUSANDS)
Cash and short-term investments............................  $ 8,484    $  46,668
                                                             =======    =========
Notes payable..............................................    5,000           --
                                                             -------    ---------
Stockholders' equity:
Preferred Stock, $0.001 par value; 10,000,000 shares
  authorized;
  no shares outstanding....................................       --           --
Common Stock(1), $0.001 par value; 100,000,000 shares
  authorized; 6,556,781 shares issued, actual; 8,156,781
  shares issued, as adjusted...............................        7            8
Additional paid-in capital.................................    3,069       41,257
Stockholder's note receivable..............................     (100)        (100)
Retained earnings..........................................    4,534        4,534
                                                             -------    ---------
          Total stockholders' equity.......................    7,510       45,699
                                                             -------    ---------
          Total capitalization.............................  $12,510    $  45,699
                                                             =======    =========

-------------------------
(1) Excludes 1,545,887 shares of Common Stock issuable upon exercise of stock options at a weighted average exercise price of $2.645 per share outstanding as of December 31, 1998.

                            SELECTED FINANCIAL DATA

     The selected financial data of Hi/fn as of and for each of the three years ended September 30, 1998, have been derived from Hi/fn's audited financial statements as included herein. The selected financial data of Hi/fn as of and for the year ended September 30, 1995, have been derived from audited financial statements not included herein. The selected financial data of Hi/fn as of and for the year ended September 30, 1994, have been derived from unaudited financial statements not included herein. The selected financial data of Hi/fn as of and for the three months ended December 31, 1997 and 1998, have been derived from unaudited financial statements included elsewhere in this prospectus and contain all adjustments, consisting only of normal recurring accruals, which Hi/fn believes is necessary for a fair statement of Hi/fn's financial position and results of operations for such periods. The financial information may not reflect Hi/fn's future performance or the future financial position or results of operations of Hi/fn, nor does it provide or reflect data as if Hi/fn had actually operated as a separate, stand-alone entity during all of the periods covered. The financial information for the three months ended December 31, 1997 and 1998 may not be indicative of the results that may be expected for the entire fiscal year ended September 30, 1999. The following selected financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes beginning on page F-1 of this prospectus.

                                                                                                  THREE MONTHS
                                                                                                      ENDED
                                                           YEAR ENDED SEPTEMBER 30,               DECEMBER 31,
                                                 ---------------------------------------------   ---------------
                                                  1994     1995     1996      1997      1998      1997     1998
                                                 ------   ------   -------   -------   -------   ------   ------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue........................................  $5,666   $7,342   $12,894   $14,226   $21,533   $6,265   $6,139
Cost of revenue................................   2,302    2,841     5,095     4,762     6,525    2,102    1,818
                                                 ------   ------   -------   -------   -------   ------   ------
Gross margin...................................   3,364    4,501     7,799     9,464    15,008    4,163    4,321
Operating expenses:
Research and development.......................     564      551     1,641     2,985     5,403    1,326    1,445
Sales and marketing............................     813    1,097     1,677     2,224     3,370      792    1,227
General and administrative.....................     379      492       889     1,203     2,407      494      866
                                                 ------   ------   -------   -------   -------   ------   ------
Operating income...............................   1,608    2,361     3,592     3,052     3,828    1,551      783
Interest income................................      --       --        --        16        17        5      128
Interest expense...............................      --       --        --        --        --       --      105
Provision for income taxes.....................     661      947     1,441     1,235     1,627      625      323
                                                 ------   ------   -------   -------   -------   ------   ------
Net income.....................................  $  947   $1,414   $ 2,151   $ 1,833   $ 2,218   $  931   $  483
                                                 ======   ======   =======   =======   =======   ======   ======
Net income per share, basic....................  $ 0.16   $ 0.24   $  0.36   $  0.30   $  0.35   $ 0.15   $ 0.07
Net income per share, diluted..................  $ 0.16   $ 0.24   $  0.36   $  0.30   $  0.33   $ 0.14   $ 0.07
Weighted average shares outstanding, basic.....   6,000    6,000     6,000     6,100     6,308    6,228    6,449
Weighted average shares outstanding, diluted...   6,000    6,000     6,000     6,174     6,800    6,707    7,274

                                                     YEAR ENDED SEPTEMBER 30,               DECEMBER 31, 1998
                                            ------------------------------------------   ------------------------
                                            1994     1995     1996     1997     1998     ACTUAL    AS ADJUSTED(1)
                                            -----   ------   ------   ------   -------   -------   --------------
BALANCE SHEET DATA(2):
Cash and cash equivalents.................  $  --   $   --   $   --   $  480   $ 4,084   $ 8,484      $ 46,668
Total assets..............................  1,583    2,254    2,611    5,898    16,611    14,773        52,962
Working capital (deficit).................   (193)    (223)    (383)   3,520     4,723     5,499        43,688
Total debt................................     --       --       --       --        --     5,000            --
Total stockholders' equity................     --       --       --    4,622     6,952     7,510        45,699

-------------------------

(1) The balance sheet data for the three months ended December 31, 1998 is adjusted to reflect the receipt and application of the net proceeds from the sale of 1,600,000 shares of Common Stock by Hi/fn at an assumed public offering price of $29.00 per share, after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

(2) The balance sheets prior to September 30, 1997 reflect Hi/fn's structure as a division of Stac prior to its formation as a subsidiary of Stac. Periods subsequent to September 30, 1996 reflect the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of Common Stock of Hi/fn. The 6,000,000 shares of Series A Preferred Stock were converted into 6,000,000 shares of Common Stock of Hi/fn prior to the spin-off of Hi/fn from Stac on December 16, 1998. For all periods prior to fiscal 1997, net income generated by Hi/fn has been treated as if it were transferred to Stac in the form of dividends. No such transfers were made for fiscal 1997 and the periods presented thereafter. See Note 1 to the Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Financial Statements and Notes beginning on page F-1 of this prospectus. The results shown in this prospectus are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to the factors set forth in the section entitled "Risk Factors" and appearing elsewhere in this prospectus.

OVERVIEW

     Hi/fn designs, develops and markets high-performance multi-protocol packet processors -- semiconductor devices designed to enable secure, high-bandwidth network connectivity and efficient storage of business information. Hi/fn's packet processor products perform the computation-intensive tasks of compression, encryption/compression and public key cryptography, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. Hi/fn's products are used in networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

     Hi/fn's encryption/compression and public key processors allow network equipment vendors to add bandwidth enhancement and security capabilities to their products. Hi/fn's encryption/compression and public key processor products provide key algorithms used in virtual private networks ("VPNs"), which enable businesses to reduce wide area networking costs by replacing dedicated leased-lines with lower-cost IP-based networks such as the Internet. Using VPNs, businesses can also provide trading partners and others with secure, authenticated access to the corporate network, increasing productivity through improved communications. Storage equipment vendors use Hi/fn's compression processor products to improve the performance and capacity of mid- to high-end tape back-up systems.

     Prior to December 16, 1998, Hi/fn was a majority-owned subsidiary of Stac, Inc. ("Stac"). On December 16, 1998, Stac distributed all of Hi/fn's outstanding shares held by Stac to Stac stockholders.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenue for the periods indicated.

                                                                     THREE MONTHS
                                                  YEAR ENDED            ENDED
                                                SEPTEMBER 30,        DECEMBER 31,
                                             --------------------    ------------
                                             1996    1997    1998    1997    1998
                                             ----    ----    ----    ----    ----
Revenue..................................    100%    100%    100%    100%    100%
Cost of revenue..........................     39      33      30      33      30
                                             ---     ---     ---     ---     ---
Gross margin.............................     61      67      70      67      70
                                             ---     ---     ---     ---     ---
Research and development.................     13      21      25      21      23
Sales and marketing......................     13      16      16      13      20
General and administrative...............      7       8      11       8      14
                                             ---     ---     ---     ---     ---
Total operating expenses.................     33      45      52      42      57
                                             ---     ---     ---     ---     ---
Operating income.........................     28      22      18      25      13
Interest income..........................     --      --      --      --      --
                                             ---     ---     ---     ---     ---
Income before income taxes...............     28      22      18      25      13
Provision for income taxes...............     11       9       8      10       5
                                             ---     ---     ---     ---     ---
Net income...............................     17%     13%     10%     15%      8%
                                             ===     ===     ===     ===     ===

THREE MONTHS ENDED DECEMBER 31, 1998 AND 1997

     Revenue. Revenue decreased 2% to $6.1 million for the quarter ended December 31, 1998 from $6.3 million for the quarter ended December 31, 1997. The decline in revenue was due primarily to lower sales of semiconductor units to storage customers, partially offset by higher sales of semiconductors to networking customers. During the fourth calendar quarter of 1998, sales to the only storage customer, Quantum Corporation ("Quantum"), represented 58% of total revenue as compared to 82% of total revenue represented by sales to storage customers (including Quantum) for the quarter ended December 31, 1997. In the quarter ended December 31, 1997, storage customers were building inventory, which was subsequently reduced over the next several quarters. By the fourth calendar quarter of 1998, storage customers had reduced their inventory levels and were receiving semiconductor products at a rate which we believe more closely matched production needs. Revenue from networking customers represented 42% of total revenue in the quarter ended December 31, 1998 as compared to 18% of total revenue for the quarter ended December 31, 1997. This increase was attributable to increased shipments of semiconductor products to networking customers to accommodate their increased installations of network equipment for VPNs and Internet infrastructure.

     Gross Margin. Cost of revenue consists primarily of semiconductors which were manufactured to Hi/fn's specifications by third parties for resale by Hi/fn. Gross margin increased to 70% for the quarter ended December 31, 1998 from 66% for the quarter ended December 31, 1997 primarily due to the increase in the portion of total sales of semiconductors to networking customers. Semiconductors sold to networking customers typically have been recently introduced and generate higher gross margins than the older products which are currently sold to customers manufacturing storage devices.

     Research and Development. The cost of product development consists primarily of salaries, employee benefits, overhead, outside contractors and non-recurring engineering fees. Such expenses were approximately $1.4 million and $1.3 million for the quarters ended December 31, 1998 and 1997, respectively. The increase was due primarily to activities associated with the development of semiconductor products. Hi/fn has made and intends to continue to make substantial investments in the technologies that form the core of its packet processors, with the goal of providing price-performance product alternatives and enabling broad adoption and deployment of packet processing functionality. However, there can be no assurance that product development programs invested in by Hi/fn will be successful or that the products resulting from such programs will achieve market acceptance.

     Sales and Marketing. Sales and marketing expenses consist primarily of the salaries, commissions and benefits of sales, marketing and support personnel, and consulting, advertising, promotion and overhead expenses. Such expenses were approximately $1.2 million and $792,000 for the quarters ended December 31, 1998 and 1997, respectively. The increase was due primarily to additional personnel costs and overhead as Hi/fn prepared for operations as an independent, stand alone entity following the spin-off from Stac.

     General and Administrative. General and administrative expenses are comprised primarily of salaries for administrative and corporate services personnel, legal and other professional fees. Such expenses were $866,000 and $494,000 for the quarters ended December 31, 1998 and 1997, respectively. The increase was due primarily to additional personnel costs, overhead and fees and expenses associated with the spin-off from Stac.

     Interest Income and Expense. Net interest income was $23,000 for the quarter ended December 31, 1998 and $5,000 for the quarter ended December 31, 1997. The increase in interest income was due to the higher availability of cash during the quarter ended December 31, 1998. Interest expense during the quarter ended December 31, 1998 partially offset the increase in interest income. During the quarter ended December 31, 1998, Hi/fn entered into a $5.0 million loan agreement with its former parent company, Stac. The loan will become due and payable on September 30, 1999 and may be prepaid in whole or part without penalty. The loan bears interest at the prime rate set by Silicon Valley Bank plus 0.5% per annum, payable quarterly, and is secured by a first priority security interest in all of Hi/fn's assets, including Hi/fn's intellectual property.

     Income Taxes. The effective income tax rate for each of the quarters ended December 31, 1998 and 1997 was 40%.

YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

     Revenue. Revenue from sales of semiconductors and licenses of software libraries increased 51% to $21.5 million in 1998 compared to 1997 revenue, and increased 10% to $14.2 million in 1997 from revenue of $12.9 million in 1996. The increase in revenue in each of 1998 and 1997 compared to the prior year was due primarily to increased sales of Hi/fn's data compression processors to original equipment manufacturer ("OEM") providers of storage devices and manufacturers of networking equipment. Semiconductor sales to Quantum, an OEM producer of high-performance tape storage devices, comprised 61%, 70% and 43% of revenue in each of 1998, 1997 and 1996, respectively.

     Gross Margin. Gross margin was 70% in 1998, 67% in 1997, and 61% in 1996. The increase in gross margin in 1998 from that of 1997 was due primarily to cost efficiencies achieved through design modifications made to compression processors. The increase in gross margin in 1997 from that of 1996 was due to shipments of higher speed compression processors in 1997 that carry higher gross margins than the compression processors shipped in 1996 and an increase in licenses of Hi/fn's software libraries which carry relatively high gross margins.

     Research and Development. Research and development expenses were $5.4 million for 1998, $3.0 million for 1997, and $1.6 million for 1996, an increase of 81% in 1998 from 1997 and an increase of 82% in 1997 from 1996. The increase in research and development costs in each successive period was due to the addition of personnel and retention of outside contractors used to develop new products which combine data compression and data encryption for the network security markets and to develop additional products for the storage market. Hi/fn expects its investments in research and development to increase in coming periods on an absolute basis as it continues to develop products targeted at meeting market needs. However, there can be no assurance that product development programs invested in by Hi/fn will be successful or timely, or that products resulting from such programs will achieve market acceptance.

     Sales and Marketing. Sales and marketing expenses were $3.4 million in 1998, $2.2 million in 1997, and $1.7 million in 1996. The increases in sales and marketing expenses in 1998 over those of 1997 and in 1997 expense over those of 1996 resulted from the addition of sales and marketing personnel and program costs intended to increase customer awareness of Hi/fn's products.

     General and Administrative. General and administrative expenses were approximately $2.4 million in 1998, $1.2 million in 1997, and $900,000 in 1996. The increase in 1998 expenses over those of 1997 and in 1997 over those of 1996 was primarily due to the addition of executive management personnel and increased legal and accounting costs.

     Income Taxes. For all periods presented, deferred income taxes and related tax expense have been allocated to Hi/fn by applying the asset and liability approach as if Hi/fn were a separate taxpayer. Under this approach, a deferred income tax liability or asset, net of valuation allowance, is established for the expected future consequences resulting from the differences between the financial reporting and income tax basis of assets and liabilities and from net operating loss and credit carryforwards. Deferred income tax expense or benefit represents the net change during the year in the deferred income tax liability or asset. Income taxes currently payable are deemed to have been remitted by Stac on behalf of Hi/fn in the period that the liability arose. Income taxes currently receivable are deemed to have been received by Stac in the period that a refund could have been recognized by Hi/fn, had Hi/fn been a separate taxpayer. Amounts due to or from Hi/fn and Stac for income tax payments and refunds are included in the related party receivable and payable components of the balance sheet.

QUARTERLY FINANCIAL DATA

     The following table sets forth certain unaudited quarterly condensed statement of operations data for each of the quarters during the fiscal years ended September 30, 1997 and 1998, and the three months ended December 31, 1998. In the opinion of management, this information has been prepared substantially on the same basis as the Financial Statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results. The quarterly data should be read in conjunction with the Financial Statements and Notes beginning on page F-1 of this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                      THREE MONTHS ENDED
                              --------------------------------------------------------------------------------------------------
                              DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                1996       1997       1997       1997        1997       1998       1998       1998        1998
                              --------   --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                        (IN THOUSANDS)
Revenue.....................   $2,067     $3,017     $3,908     $5,234      $6,265     $5,236     $5,012     $5,020      $6,139
Gross margin................    1,343      1,975      2,719      3,427       4,163      3,674      3,534      3,637       4,321
Operating income............      199        605        923      1,325       1,551      1,051        528        698         783
Net income..................   $  118     $  361     $  555     $  799      $  931     $  630     $  291     $  366      $  483
                               ======     ======     ======     ======      ======     ======     ======     ======      ======

                                                               AS A PERCENTAGE OF TOTAL REVENUE
                              --------------------------------------------------------------------------------------------------
Revenue.....................      100%       100%       100%       100%        100%       100%       100%       100%        100%
Gross margin................       65         65         70         65          67         70         71         72          70
Operating income............       10         20         24         25          25         20         11         14          13
Net income..................        6%        12%        14%        15%         15%        12%         6%         7%          8%
                               ======     ======     ======     ======      ======     ======     ======     ======      ======

     The sequential decline in revenue, gross margin, operating income and net income in the quarters ended March 31, 1998 and June 30, 1998 is primarily due to a decline in sales to Hi/fn's most significant customer, Quantum, and other non-networking customers. During late 1997 and early 1998, Quantum accumulated inventories of compression processors that Quantum used during the quarters ended March 31, 1998 and June 30, 1998. Hi/fn does not believe that Quantum has purchased processors from alternative sources. Although there can be no assurance as to Quantum's future purchase levels from Hi/fn, Hi/fn has no current reason to believe Quantum will obtain an alternative or second source for such processors.

     During the quarters ended March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998, Hi/fn's sales to network equipment companies increased, partially offsetting the decline in sales to Quantum. The growth of these sales reflects initial production volumes of encryption/compression processors from selected network equipment customers. There can be no assurances that growth of sales to network equipment companies will continue. See "Risk Factors -- Our Operating Results May Fluctuate Significantly."

LIQUIDITY AND CAPITAL RESOURCES

     From inception until the spin-off from Stac, Hi/fn depended upon Stac for financing its operations and capital requirements. In November 1996, Hi/fn and Stac entered into an Assignment, Assumption and License Agreement (the "Assignment Agreement") which provided for the transfer of Stac's semiconductor business to Hi/fn in exchange for 6,000,000 shares of Series A Preferred Stock and 100 shares of Common Stock of Hi/fn. Concurrent with the transfer of the semiconductor business, Hi/fn and Stac also entered into a Cross License Agreement under which Hi/fn granted Stac a limited, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to the patents transferred by Stac to Hi/fn under the Assignment Agreement.

     For the fiscal year ended September 30, 1997, Hi/fn generated approximately $2.0 million of cash from operations, which was comprised primarily of net income of approximately $1.8 million (increased for adjustments to net income). Adjustments to net income that increased cash include $303,000 of depreciation and amortization and $566,000 of increases in balance sheet liabilities, resulting primarily from $420,000 of general and administrative services provided by Stac. Adjustments to net income that reduced cash include $129,000 of benefits from the generation of deferred tax assets and a $573,000 net increase in all other balance sheet assets. Hi/fn's transfer of cash to Stac for centralized cash management resulted in a net decrease to Hi/fn cash of $788,000.

     For the fiscal year ended September 30, 1998, Hi/fn generated approximately $3.1 million of cash from operations, which was comprised primarily of net income of approximately $2.2 million (increased for adjustments to net income). Adjustments to net income that increased cash include $726,000 of depreciation and amortization and approximately $2.4 million of increases in balance sheet liabilities. Adjustments to net income that reduced cash include $469,000 of benefits from the generation of deferred tax assets and a $1.7 million net increase in all other balance sheet assets. Stac's transfer of cash to Hi/fn of $9.4 million as discussed below, offset by transfers to Stac for centralized cash management, resulted in a net increase to Hi/fn's cash of approximately $2.4 million.

     On September 28, 1998, Stac paid $4.4 million to Hi/fn, representing payment in full for all amounts due to Hi/fn from Stac as of September 1, 1998. Stac also loaned $5.0 million to Hi/fn under a short-term loan that becomes due and payable on September 30, 1999, but which may be prepaid in whole or part without penalty. The loan bears interest at the prime rate set by Silicon Valley Bank plus 0.5% per annum, payable quarterly, and is secured by a first priority security interest in all of Hi/fn's assets, including Hi/fn's intellectual property. Hi/fn intends to use a portion of the proceeds from this offering to repay this loan.

     At December 31, 1998, cash and cash equivalents were approximately $8.5 million compared to $10.1 million at September 30, 1998. During the quarter ended December 31, 1998, $2.1 million was used to pay 1998 income taxes due to federal and state authorities. During the quarter ended December 31, 1998, capital expenditures were $193,000. Hi/fn expects capital expenditures in the foreseeable future to remain at approximately the same level.

     Hi/fn uses a number of independent suppliers to manufacture substantially all of its products. As a result, Hi/fn relies on these suppliers to allocate to Hi/fn a sufficient portion of foundry capacity to meet Hi/fn's needs and deliver sufficient quantities of Hi/fn's products on a timely basis. These arrangements allow Hi/fn to avoid utilizing its capital resources for manufacturing facilities and work-in-process inventory and to focus substantially all of its resources on the design, development and marketing of its products.

     Hi/fn requires substantial working capital to fund its business, particularly to finance accounts receivable and inventory, and for investments in property and equipment. Hi/fn's need to raise capital in the future will depend on many factors including the rate of sales growth, market acceptance of Hi/fn's existing and new products, the amount and timing of research and development expenditures, the timing and size of acquisitions of businesses or technologies, the timing of the introduction of new products and the expansion of sales and marketing efforts. Hi/fn intends to use its cash balances, cash from operations and the proceeds from this offering to repay the Stac loan and to fund its operating and capital needs. Although Hi/fn believes the proceeds from this offering will be sufficient to fund

Hi/fn's operating and capital needs for at least 12 months following this offering, there can be no assurance that additional financing will not be required or, if required, that additional financing will be available on terms satisfactory to Hi/fn, if at all.

YEAR 2000 ISSUES

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. Hi/fn relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, networks and telecommunications equipment and end products. Because a large portion of Hi/fn's software is obtained from its vendors on a non-custom basis, Hi/fn believes that upgrades for its commercial programs are currently available. Hi/fn also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. Even if the internal systems of Hi/fn are not materially affected by the Year 2000 issue, Hi/fn could be affected by disruptions in the operation of the enterprises with which Hi/fn interacts or Year 2000 disruptions that affect Hi/fn's customers. Hi/fn is in the process of completing an assessment of the impact these matters might have on Hi/fn; and as of December 31, 1998, Hi/fn has completed its internal and vendor assessments. Hi/fn expects to complete its assessment of its customers' Year 2000 compliance by the end of June 1999.

     To date, Hi/fn's primary focus has been on its own internal systems. Hi/fn has completed its evaluation of Year 2000 compliance with respect to all of its computer systems and applications. As a result of this evaluation, Hi/fn has determined that all business critical systems are compliant or will be made compliant through available product upgrades. In particular, the only critical application affected was the Windows NT 4.0 Operating System. Hi/fn has since implemented Service Pack 4, an upgrade to Windows NT 4.0 released by Microsoft, which makes the operating system Year 2000 compliant. Hi/fn expects to complete compliance testing by June 30, 1999. Hi/fn has also finished evaluating and implementing Year 2000 compliant upgrades to the following non-business critical applications: MS DOS 6.22 (a laboratory PC operating system), ACP Voice Messaging (Carlsbad location voice mail software) and FRX Drill Down software (an accounting productivity tool). Lastly, there are several Dell Systems PC workstations shipped prior to January 1, 1997 that will require BIOS upgrades to become fully Year 2000 compliant. Hi/fn has not incurred, nor does it expect to incur, material costs for the acquisition and implementation of product upgrades to achieve Year 2000 compliance.

     Hi/fn also has reviewed the products it offers to customers. None of the software or semiconductor products sold by Hi/fn contain any date-specific information, nor do they rely upon any such information for their operation. As a result, Hi/fn does not believe that its products will be susceptible to Year 2000 problems.

     Hi/fn has had communications with certain significant third parties with which it does business to evaluate their Year 2000 compliance plans and state of readiness and to determine the extent to which Hi/fn's systems may be affected by the failure of others to remedy their own Year 2000 issues. To date, Hi/fn has received written feedback from such parties indicating that they are in the process of implementing measures to ensure Year 2000 compliance, and further representing that they will achieve compliance before the close of calendar 1999. Hi/fn has not independently confirmed any information received from other parties with respect to the Year 2000 issues. As such, there can be no assurance that such other parties will complete their Year 2000 conversion in a timely fashion or will not suffer a Year 2000 business disruption that may adversely affect Hi/fn's business, financial condition and results of operations.

     To date, Hi/fn has not identified any system which presents a material risk of not being Year 2000 ready in a timely fashion or for which a suitable alternative cannot be implemented. However, Hi/fn may ultimately identify systems that do present a material risk of Year 2000 disruption. Such disruption may include, among other things, the inability to process transactions or information, procure inventory or engage in similar normal business activities. The failure of Hi/fn to identify systems that require Year 2000 conversion and that are critical to Hi/fn's operations or the failure of Hi/fn or others with which Hi/fn does business to become Year 2000 ready in a timely manner could have a material adverse effect on Hi/fn's business, financial condition and results of operations.

     Hi/fn has not yet completed the development of a comprehensive Year 2000 contingency plan. However, as part of its Year 2000 effort, Hi/fn regularly examines information received from external sources for date integrity before integrating such information into Hi/fn's internal systems. In addition, Hi/fn has established a plan to increase inventories of certain products by December 1999 if Hi/fn determines there is some risk of interruption of supply from a third party as a result of Year 2000 compliance issues. This would allow Hi/fn to continue to supply products to its customers while the third party corrects its problems. Hi/fn has also incorporated alternatives into the Year 2000 contingency plan it is developing to address the possibility that the software upgrades described above will not fully resolve Year 2000 compliance issues. If Hi/fn determines that its business is at material risk of disruption due to currently unforeseen Year 2000 issues or anticipates that its Year 2000 compliance will not be achieved in a timely fashion, Hi/fn will work to enhance the Year 2000 contingency plan it develops.

     The discussion above contains certain forward-looking statements. The costs of the Year 2000 conversion and possible risks associated with the Year 2000 issue are based on Hi/fn's current estimates and are subject to various uncertainties that could cause the actual results to differ materially from Hi/fn's expectations. Such uncertainties include, among others, the success of Hi/fn in identifying systems that are not Year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems, the availability of qualified personnel, consultants and other resources, and the success of the Year 2000 conversion efforts of others.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income", and FAS No. 131, "Disclosures and Segments of an Enterprise and Related Information," which will be required to be adopted by Hi/fn in fiscal 1999. Adoption of FAS No. 130 is not expected to have a significant impact on Hi/fn's financial position, results of operations or cash flows. Adoption of FAS No. 131 is not expected to impact Hi/fn's presentation of its financial statements as Hi/fn operates in only one segment.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which will be required to be adopted by Hi/fn in fiscal 2000. SOP 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. Adoption of SOP No. 98-1 is not expected to have a significant impact on Hi/fn's financial position, results of operations or cash flows.

                                    BUSINESS

OVERVIEW

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices designed to enable secure, high-bandwidth network connectivity and efficient storage of business information. Hi/fn's packet processor products perform the computation-intensive tasks of compression, encryption/compression and public key cryptography, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. Hi/fn's products are used in networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

     Hi/fn's encryption/compression and public key processors allow network equipment vendors to add bandwidth enhancement and security capabilities to their products. Hi/fn's encryption/compression and public key processors provide key algorithms used in virtual private networks ("VPNs"), which enable businesses to reduce wide area networking costs by replacing dedicated leased-lines with lower-cost IP-based networks such as the Internet. Using VPNs, businesses can also provide trading partners and others with secure, authenticated access to the corporate network, increasing productivity through improved communications. Storage equipment vendors use Hi/fn's compression processor products to improve the performance and capacity of mid- to high-end tape back-up systems.

INDUSTRY BACKGROUND

     The dramatic growth in business use of Internet technology has resulted in the ability to make information available to anyone, from anywhere and at any time. An increasingly mobile workforce, increased telecommuting and the need to connect branch offices, customers, suppliers and other trading partners to the corporate network, have stressed the capabilities of existing network and storage infrastructures. To deliver on the economic promise of Internet technology as a business tool, Hi/fn believes that corporations require two critical capabilities: secure, high-bandwidth network connectivity among geographically dispersed constituents and efficient storage of business information.

The Need for Enhanced Bandwidth and Security in Corporate Networks

     Data traffic over local and wide area networks ("LANs" and "WANs") is growing at an unprecedented pace, forcing corporate network managers to upgrade their network architectures to meet these demands. Traditional network architectures deployed by businesses to meet these needs include leased-line connections to branch/remote offices and dial-up (e.g., analog modem and ISDN) connections to support mobile workers and telecommuters.

     Private Networks -- Traditional Network Architectures. Data traffic over corporate networks often is facilitated by the use of leased-line connections, which enable the interconnection of LANs. Typically, routers are used at each end of such leased-line connections. These interconnections often take the form of point-to-point links, which are fully managed by the corporate network management staff. The advantage to this approach is that the bandwidth of the link is known, and the corporation can use up to the maximum bandwidth of the link because it is not shared by other users. In addition, because the line is not shared, security is assured without encryption. The primary disadvantage of leased-line connections is the high cost of dedicated bandwidth. The cost is also based on the distance separating the two end points of the link. For large networks involving dedicated connections from corporate headquarters to each remote site, such networks carry significant operating costs.

     With respect to the corporate data networking traffic, via dial-up connections, the remote user or telecommuter "dials" to connect his or her workstation to the corporate network over analog modem or digital (e.g., ISDN) lines. The costs associated with these connections are also based on the bandwidth and the distance of the link. Moreover, corporate support for dial-up users requires significant equipment and service because the network manager must accommodate the appropriate number of service lines needed to support the remote user population. Like most networking equipment, the equipment needed to provide these services is often complex and demands careful monitoring and management. As a result, the service and management costs associated with supporting a large dial-up user population can be significant.

     As traditional private network architectures become more broadly adopted, corporate network managers have begun to demand that network equipment be easier to deploy and more cost-effective to operate. Network equipment vendors have responded to these requirements by adopting standards-based, interoperable networking protocols and implementing compression technology that allowed data to be reduced in size prior to transmission without losing any of the data upon receipt ("lossless compression").

     Prior to the emergence of standard networking protocols, equipment used at each of the two terminating points of leased-line and dial-up connections was provided by the same vendor due to the proprietary nature of the data networking protocols employed. As network equipment vendors implemented standards-based, interoperable networking protocols, corporate customers could purchase products from a variety of vendors, thereby increasing competition among vendors and reducing equipment costs for the customer. One of the primary networking protocol standards deployed to support leased-line connections is the Point-to-Point Protocol ("PPP"), developed by the Internet Engineering Task Force ("IETF"), the organization responsible for development of network protocols for the Internet. PPP is a widely deployed standard and is embedded in most of today's routers, remote access concentrators and personal computers.

     Bandwidth enhancement, through the use of lossless compression, allows businesses to reduce the costs of leased-line and dial-up connections. Lossless compression is a feature of several standard networking protocols, including PPP. The use of lossless compression provides the effect of an approximate doubling of network bandwidth, thereby reducing the cost of transmission by about half.

     While traditional private network architectures have become more cost-effective over time, the ubiquity of the Internet and its standard protocols is ushering in a new era of more cost-effective and productive access to corporate information resources.

     Virtual Private Networks -- Emerging Cost-Effective Network
Architectures. Substantial economic benefits can be achieved by substituting dedicated leased-lines and long distance dial-up lines, commonly used for connecting branch offices and mobile/remote users to the corporate network, with "local" connections (i.e., low-toll or no-toll) to the Internet. For leased-lines, use of local Internet connections provides savings because of shorter distance links. For dial-up lines, remote users can make local phone calls to connect to the Internet and subsequently connect to the corporate network. The corporate savings on dial-up access by remote users comes from two sources: the avoidance of long distance toll charges and the "outsourcing" to Internet service providers of the purchase, installation and management of the network equipment. The use of the Internet also facilitates access to corporate information resources by the users of broadband access technologies such as cable modems and digital subscriber line services, which typically are connected directly to the Internet.

     The use of Internet connections also permits companies to greatly expand the number and types of users who can access their networks. Internet connections can be used to connect suppliers, customers and other constituents to the corporate network in ways that are not practical using leased-lines or dial-up links. However, when businesses use the Internet in place of leased-lines and dial-up links, they must use network security protocols incorporating encryption technology to maintain the privacy of data transmitted over the network. Corporate networks implemented using network security protocols are known as VPNs because they are implemented using a shared network such as the Internet, but achieve their status as "private" through the use of encryption technology.

     Broad implementation of VPNs requires that standards-based network security protocols be deployed in a wide variety of networking products, including routers, remote access concentrators, switches, broadband access equipment, network interface cards, security gateways and firewalls. The IETF has developed a networking protocol called IP Security ("IPSec"), which processes packets prior to being processed by PPP. The IPSec protocol provides bandwidth enhancement through the use of compression and data integrity and confidentiality through the use of encryption. Encryption makes data appear random by removing any detectable patterns. Compression searches data for patterns and replaces them with shorter representations of the information. Accordingly, compression must occur prior to encryption. Thus, the use of encryption in the IPSec protocol has the effect of rendering subsequent PPP compression ineffective. The IPSec protocol is more scalable and has more robust security capabilities than other network security protocols, such as the Point-to-Point Tunneling Protocol ("PPTP") developed by Microsoft. Hi/fn believes that the IPSec protocol, which can be deployed in both LAN and WAN equipment, will become the most widely used protocol for the implementation of VPNs.

     Implementation of network security protocols places great processing demands on networking equipment architectures. The initiation of secure communications between two points in a network involves two processes: the verification of the identities by each of the communicating parties and the exchange of encryption keys. The verification step is performed using digital certificates, an electronic form of identification that each party provides to the other at the start of the communication process. Both of these processes are computationally intensive and involve performing computations using very large numbers, often greater than 150 digits in length. Once the identities of the two parties are verified and the encryption keys have been exchanged, secure data packets can be sent and received. When compared to sending and receiving unsecured data packets, where only a small portion of the data packet requires processing, each byte of a secure packet must be processed using computation-intensive algorithms, stealing processing bandwidth from other critical network processing functions such as routing, switching and packet filtering. Processing of secure packets involves three distinct operations: compression for bandwidth enhancement, encryption for data privacy, and data authentication to ensure data integrity.

     The traditional approach to the implementation of new network protocols has been to provide the new capabilities in software. The processing demands of security protocols, particularly the IPSec protocol, however, exceed the capabilities of today's general purpose microprocessors that support unsecured network routing and switching protocols. Software implementation of the IPSec protocol in a router, firewall or in other network equipment often results in a significant degradation in the performance of the equipment. These processing demands are driving network equipment vendors to develop new protocol processing architectures. One approach is to divide the security protocol processing elements of compression, encryption and data authentication into separate, interconnected processing elements where the processing for each function can be performed either by a general purpose microprocessor, a custom-designed application specific integrated circuit ("ASIC"), or other logic circuit. However, the use of separate processing elements for each function results in more complex system designs that require higher performance interconnections to support data movements in and out of each processing element.

     Networking equipment vendors are responding to the VPN opportunity by building a variety of products that integrate the IPSec protocol. The technological challenges and the significant time-to-market pressures such vendors face, however, have made it increasingly difficult for them to internally develop the semiconductor devices necessary to implement the IPSec protocol in their products. As a result, Hi/fn expects a market to develop for high-performance, integrated, multi-protocol packet processors that perform the computation-intensive tasks of compression, encryption and data authentication, that comply with industry standard network security protocols and that can be easily integrated into vendors' systems.

The Need for Efficient Storage of Corporate Data

     The increasing connectivity of the corporate workforce also has caused dramatic increases in the need to share data across locations, with the need for online data to be available at all times and at all locations. Network servers, based on the Unix and Microsoft Windows NT operating system platforms, are proliferating because of the need to distribute data throughout the enterprise for access and update at the lowest levels in the organizational hierarchy.

     The growth in hard disk storage on network servers and user workstations has stressed the capability of currently available back-up subsystems. While there are a number of approaches to providing back-up, particularly for servers, most revolve around the use of tape drives. Either stand-alone, or with multiple drives configured in tape libraries or "jukeboxes," the demand for capacity and performance of these subsystems continues to increase. The opportunity to back up server disk storage, an administrative operation typically performed during "off hours," has dwindled. Thus, the suitability for a tape subsystem to back up server storage is increasingly dependent on the rate at which the tape subsystem can accept data from host systems and subsequently write it to the media.

     Today's mid- to high-end tape drive architectures typically consist of three key elements: (i) a host interface such as a small computer systems interface, (ii) a processing element that typically includes a general-purpose microprocessor and an ASIC for tape formatting and memory management functions, and (iii) motor control and front-end head interface electronics. The performance requirements of mid- to high-end tape drives require that compression functions, which typically provide doubling of capacity and performance, be performed by dedicated semiconductor implementations within the tape drive electronics.

     Accordingly, Hi/fn expects mid- to high-end tape back-up equipment vendors to continue to demand high-performance, standards-based, interoperable implementations of compression processors that can be easily integrated into their tape drive architectures.

THE HI/FN SOLUTION

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices designed to enable secure, high-bandwidth network connectivity and efficient storage of business information. Hi/fn's packet processor products perform the computation-intensive tasks of compression, encryption/compression and public key cryptography, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. Hi/fn believes that its patented compression technology comprises the fundamental know-how for the design and implementation of low-cost, high-performance implementations of lossless data compression and gives its products a strong competitive advantage. By offering a wide range of price-performance implementations of its patented, standards-compliant technology, Hi/fn is able to sell products to network and storage equipment vendors that allow them to reduce development costs and get their product to market faster.

     Hi/fn's patented Lempel-Ziv-Stac compression technology ("LZS") is incorporated into several networking protocol standards, including PPP and the frame relay protocol, allowing network equipment vendors to rapidly integrate proven solutions for mitigating the costs associated with traditional private leased-line network architectures. The Microsoft Point-to-Point ("MPPC") implementation of Hi/fn's patents, developed by Microsoft, is incorporated into the PPP and PPTP implementations of the Windows 95, 98 and NT operating systems. Hi/fn offers high-performance compression processors that implement LZS and MPPC. Hi/fn also licenses software implementations of LZS and MPPC to industry-leading network equipment vendors for use in their networking products.

     In support of emerging VPN architectures, Hi/fn has produced one of the industry's first network security processors, integrating the critical functions of compression, encryption and data authentication in compliance with the IPSec protocol. This integration allows network equipment vendors to add highly-integrated, high-performance VPN capabilities to their routers, remote access concentrators, switches, broadband access equipment and firewalls. Hi/fn also licenses a complete, portable software implementation of the IPSec protocol, allowing network vendors to get to market more quickly with their VPN implementations at a fraction of the cost of internal software development efforts.

     Hi/fn's line of compression processors targeted at back-up storage applications provides storage equipment vendors high-performance implementations of Hi/fn's patented compression technology, doubling the capacity and performance of mid- to high-end tape drive systems. Hi/fn's LZS implementation of Hi/fn's patents is used in the DLT 4000 and DLT 7000 tape drive products from Quantum. The Adaptive Lossless Data Compression ("ALDC") implementation of Hi/fn's patents, developed by IBM, is used in a variety of tape storage products, including the Travan style of quarter-inch cartridge tape drives.

                      [HI/FN NETWORKING SOLUTIONS GRAPHIC]

BUSINESS STRATEGY

     Hi/fn's objective is to become a leading provider of high-performance, multi-protocol packet processors that enable its customers to provide products with enhanced bandwidth and high-performance security capabilities. Key elements of Hi/fn's strategy include the following:

     Focus on Network Equipment Markets. Hi/fn has targeted and intends to continue to target the network equipment market, including the markets for remote access concentrators, routers, switches, broadband access equipment, network interface cards and firewalls, which are characterized by intense time-to-market pressures, demanding performance requirements and demands for interoperable, standards-based solutions. Hi/fn's 7711 and 7751 encryption processors, which incorporate compression, encryption and data authentication capabilities, were designed specifically to allow Hi/fn's network equipment customers to add high-performance VPN capabilities to their networking products.

     Leverage Proprietary Compression Technology. Hi/fn intends to leverage its proprietary portfolio of compression technologies to establish a leadership position in the market for integrated processors that perform the task of compression, encryption and data authentication. Hi/fn's core compression technology has been adopted throughout its target markets in a wide variety of networking and storage standards. Hi/fn believes that its patents provide the fundamental know-how for the design of high-performance, cost-effective implementations of lossless compression of data.

     Strengthen Presence in the Storage Equipment Market. Hi/fn intends to continue to emphasize the development of high-performance packet processor products that serve the mid- to high-end back-up storage equipment market. In addition, Hi/fn intends to continue to leverage technologies developed for storage applications in its products designed for network equipment markets because the performance requirements of the back-up storage equipment market often exceed the requirements of the network equipment market.

     Maintain Technology Leadership. Hi/fn has made and intends to continue to make substantial investments in the technologies that form the core of its packet processors, with the goal of providing price-performance product alternatives and enabling broad adoption and deployment of packet processing functionality. Hi/fn intends to continue to develop higher performance and more fully integrated packet processing functionality. Hi/fn also intends to continue to leverage its engineering resources and intellectual property portfolio to develop additional products.

     Contribute to Industry Standards. Hi/fn has been and intends to continue to be an active contributor in the development of several industry standards in networking and storage applications. Hi/fn has participated in a wide variety of standards groups, including American National Standards Institute, the IETF, the Frame Relay Forum, the ADSL Forum, Quarter-Inch Cartridge Drive Standards and others. Various implementations of Hi/fn's patented compression technology have been specified in a variety of networking and storage protocols. Hi/fn believes this is due to the wide range of price-performance options available for integrating Hi/fn's compression technology into equipment vendors' products, including software implementations and high-performance semiconductor implementations. Hi/fn believes its early involvement in these standards activities provides it with insight into and influence over the technical directions of emerging technologies. As a result, Hi/fn believes it is able to evaluate market and technical opportunities at early stages in the market development cycle.

     Leverage the Fabless Semiconductor Business Model. Hi/fn intends to continue to subcontract all of its semiconductor manufacturing. The use of outside manufacturing partners, a "fabless" business model, allows Hi/fn to focus substantially all of its resources on the design, development and support of its products. Hi/fn believes this approach lowers technology and production risks, reduces time-to-market and increases profitability.

     Strengthen and Expand Customer Relationships. Hi/fn intends to maintain a customer-oriented approach that stresses relationships with leading network and storage equipment vendors and emphasizes strong customer input in the product definition process. Hi/fn has developed relationships with several leading network and storage equipment vendors, enabling Hi/fn to achieve design wins in new systems at the time of initial product definition. Beyond the design stage, Hi/fn's field applications engineering group offers full service technical support and training. By working with customers throughout the entire product life-cycle, Hi/fn is able to gain insights into its customer's future plans and needs, identify emerging industry trends and better enable it to deliver high-performance, cost-effective products.

CUSTOMERS AND PRODUCTS

     A number of leading manufacturers of network and storage equipment have designed products that incorporate Hi/fn's products. To date, Hi/fn has secured several design wins with networking and storage equipment vendors. To qualify as a design win, an equipment vendor must have ordered samples of Hi/fn's packet processors or an evaluation board and initiated a product design that incorporates Hi/fn's packet processors. During the design-in process, Hi/fn works with each customer, providing training on Hi/fn's products, assisting in resolving technical questions and providing price and delivery information to assist the customer in getting its products into volume production. There can be no assurance that any of the design wins secured by Hi/fn will result in demand for Hi/fn's products. See "Risk Factors -- Our Business Depends Upon The Development Of The Packet Processor Market" and "-- We Face Risks Associated With Evolving Industry Standards And Rapid Technological Change."

     At December 31, 1998, Hi/fn had a backlog of semiconductor orders representing $9.8 million of products deliverable to customers over the next 12 months. Because Hi/fn quotes product lead times to customers of approximately three months, most products shipped during a quarter are ordered during the previous quarter. Since customers may reschedule or cancel orders, subject to negotiated windows, orders scheduled for shipment in a quarter may be moved to a subsequent quarter or cancelled altogether.

     Hi/fn's products -- compression processors, encryption/compression processors, public key processors and software -- provide a broad range of price/performance alternatives for the implementation of secure, high-performance networks and efficient, high-performance tape storage devices. Hi/fn also offers evaluation boards to assist customers in the evaluation of Hi/fn's products.

     Network Bandwidth Enhancement Products. Hi/fn's 9710, 9711 and 9751 high-performance compression processors provide essential bandwidth-enhancement for network equipment such as routers, remote access concentrators, broadband access equipment and switches. These products provide flexible bus interfaces and a variety of memory configuration options to allow customers to tailor their uses to meet a variety of network system requirements. Hi/fn licenses a line of software compression libraries that provide similar functionality to its line of compression processor products for low-performance applications such as modems and ISDN links. The software products are offered in source and object code toolkits.

PRODUCT                       DESCRIPTION                       DATE OF INTRODUCTION
-------                       -----------                       --------------------
9710      Compression processor, multi-history LZS, operating    September 1996
          at 8 Mbytes/sec
9711      Compression processor, multi-history LZS and MPPC,     February 1997
          operating at 8 Mbytes/sec
9751      Compression processor, multi-history LZS and MPPC,     October 1998
          operating at 8 Mbytes/sec, PCI 2.1 interface, DMA
          master
LZS221    Compression software, multi-history, LZS offered in    November 1995
          C source code and other microprocessor-specific
          implementations
MPPC      Compression software, multi-history, MPPC, offered     July 1996
          in C source code

     Network Security Products. The Hi/fn 6500 public key processor provides acceleration of the mathematical computations involved in public key cryptography, supporting key exchange algorithms (such as the Rivest Shamir Adelman public key cryptosystem ("RSA"), as developed by RSA Data Security, Inc. and Diffie-Hellman) as well as digital signature algorithms (such as RSA and the Digital Signature Algorithm ("DSA")). Hi/fn's 7711 and 7751 high-performance encryption processors provide essential bandwidth-enhancement and security for network equipment such as routers, remote access concentrators, switches and firewalls. The 7711 and 7751 provide a flexible bus interface and a variety of memory configuration options to allow adaptation to meet a variety of network system requirements. The 7711 and 7751 are pin-compatible with the 9711 and 9751 compression processors, respectively, providing customers with an easy upgrade path from compression to encryption/compression. Hi/fn also licenses a portable, source code implementation of the IPSec protocol.

    PRODUCT                      DESCRIPTION                 DATE OF INTRODUCTION
    -------                      -----------                 --------------------
6500              Public key processor, RSA and               January 1999
                  Diffie-Hellman key exchange algorithms,
                  RSA & DSA signature algorithms, random
                  number generator
7711              Encryption processor, DES/Triple-DES/RC4    October 1997
                  encryption, LZS/MPPC compression, MD5/
                  SHA1 data authentication, operating at 8
                  Mbytes/sec
7751              Encryption processor, DES/Triple-DES/RC4    October 1998
                  encryption, LZS/MPPC compression, MD5/
                  SHA1 data authentication, operating at 8
                  Mbytes/sec, PCI 2.1interface, DMA master
IPSECure IPSEC    Source code toolkit, providing packet       May 1998
                  processing functions of the IPSec
                  protocol
IPSECure ISAKMP   Source code toolkit, providing key          May 1998
                  management protocol functions of the
                  IPSec protocol

     Storage Enhancement Products. Hi/fn's 9610 and 9732 high-performance compression processors provide a typical doubling of capacity and performance for mid- to high-end tape drive products.

PRODUCT                        DESCRIPTION                       DATE OF INTRODUCTION
-------                        -----------                       --------------------
9732      Compression processor, single history LZS, operating    June 1994
          at 32 Mbytes/sec
9610      Compression processor, single history LZS, operating    May 1997
          at 50 Mbytes/sec

     Evaluation Boards. To facilitate the adoption of its semiconductor devices, Hi/fn designs system-level boards that resemble actual end-products or subsystems. Hi/fn's evaluation boards include basic hardware and software that enable customers to expedite their designs by using the evaluation boards as a reference or by incorporating portions of them into their own designs. These boards are used as evaluation and development vehicles for each semiconductor device designed by Hi/fn.

TECHNOLOGY

     Hi/fn's multi-protocol packet processors are high-performance compression, encryption/compression and public key processors that have been designed to meet the needs of networking and storage equipment vendors. Hi/fn believes that its patented compression technology, employed in its compression and encryption/compression processors, gives it a strong competitive advantage. In addition to core technologies that Hi/fn has developed, Hi/fn has enhanced the features and functionality of its products through the licensing of certain technologies from third parties.

     Compression Algorithms and Architectures. Hi/fn is the holder of key patents that cover a wide variety of lossless compression algorithms and their implementations. Specific implementations of Hi/fn's compression patents include the following compression algorithms: LZS, developed by Stac; MPPC, developed by Microsoft; and ALDC, developed by IBM. Hi/fn has continued to improve the performance, functionality and architectures of these compression techniques. For example, semiconductor implementations of the LZS algorithm have improved in performance by a factor of 40 in under four years. Through the use of various architectural implementations of its compression algorithms, Hi/fn is able to provide compression solutions over a broad price-performance spectrum.

     Encryption, Data Authentication and Public Key Algorithms. Hi/fn develops high-performance implementations of industry standard encryption algorithms (e.g., DES, Triple-DES and RC4) and data authentication algorithms (e.g., MD5 and SHA1). Coupled with its patent position in compression, Hi/fn is positioned to combine compression with encryption and data authentication as specified in the most widely used network security protocols, such as IPSec and PPTP. In addition, Hi/fn also implements public key cryptography algorithms which are used in a wide variety of network security protocols. Public key cryptography algorithms implemented by Hi/fn include the RSA and Diffie-Hellman algorithms as well as the RSA and DSA digital signature algorithms. Hi/fn has licensed the rights to implement three algorithms of RSA Data Security, Inc. in Hi/fn's semiconductor products, including the RSA public key cryptosystem and the Rivest Cipher 4 ("RC4") and Rivest Cipher 5 ("RC5") symmetric key encryption algorithms.

     Integrated, High-Performance Packet Processing. Hi/fn is continuing to develop additional packet processing functionality, including the implementation of public key encryption algorithms and increased integration of computation-intensive security protocol processing functions. Performance improvements of Hi/fn's packet processing functions are expected to support gigabit speeds in the future.

INTELLECTUAL PROPERTY

     Hi/fn's future success and ability to compete are dependent, in part, upon its proprietary technology. Hi/fn relies in part on patent, trade secret, trademark, maskwork and copyright law to protect its intellectual property. Hi/fn owns 12 United States patents and four foreign patents. Hi/fn also has two pending patent applications in Japan. The issued patents and patent applications primarily cover various aspects of Hi/fn's compression technology and have expiration dates ranging from 2006 to 2013. There can be no assurance that any patents will issue under Hi/fn's current or future patent applications or that the patents issued under such patent applications will not be invalidated, circumvented or challenged. There can be no assurance that any patents issued to Hi/fn will be adequate to safeguard and maintain Hi/fn's proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying Hi/fn's technology, designing around the patents owned by Hi/fn or otherwise obtaining and using Hi/fn's products, designs or other information. In addition, there can be no assurance that others will not develop technologies that are similar or superior to Hi/fn's technology.

     In addition, Hi/fn claims copyright protection for certain proprietary software and documentation. Hi/fn attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although Hi/fn intends to protect its rights vigorously, there can be no assurance that these measures will be successful. In addition, the laws of certain countries in which Hi/fn's products are or may be manufactured or sold may not protect Hi/fn's products and intellectual property.

     In 1996 and 1997, Hi/fn entered into agreements with RSA Data Security, Inc., a subsidiary of Security Dynamics, Inc., granting Hi/fn the rights to implement three encryption algorithms licensed by RSA Data Security, Inc., specifically the RSA public key cryptosystem and the RC4 and RC5 symmetric key encryption algorithms.

     Agreements with IBM. In April 1994, Stac entered into two related patent cross license agreements with IBM, one related to software products and the other to hardware products. The term of each agreement continues until all of the patents licensed under such agreement have expired.

     Under the software patent cross license, IBM granted Stac a nonexclusive license under certain IBM patents for making, using and selling software programs designed to operate with all operating systems (and their extensions or emulations) other than IBM mainframe-type operating systems. IBM also granted Stac the right to combine products licensed under IBM's patents with other products and granted Stac's customers the right to use those combined products.

     In exchange for the rights granted to Stac by IBM under the software patent cross license, Stac granted IBM a nonexclusive license under certain Stac patents for making, using and selling any software programs used in systems that process information. Stac also granted IBM the right to combine products licensed under Stac's patents with other products and granted certain IBM customers the right to use those combined products.

     Under the hardware cross license agreement, IBM granted Stac a nonexclusive license under certain IBM patents for making, using and selling, and for practicing any methods involved in making or using, lossless data compression products. The license, however, restricts Stac from incorporating the IBM patents in the manufacture of lossless data compression products for third parties that are based upon third-party designs for lossless data compression. IBM also granted Stac the right to combine the hardware products with software programs licensed under the software cross license. In addition, IBM granted to users of Stac's licensed products an immunity from suit for use of combinations of the licensed hardware products with software programs.

     In exchange for the license from IBM, and in exchange for payment of a one-time license fee by IBM, Stac granted IBM a nonexclusive license under certain Stac patents for making, using and selling, and for practicing any methods involved in making or using, hardware products. The license, however, restricts IBM from incorporating the Stac patents in the manufacture of hardware products for third parties that are based upon third-party designs for lossless data compression. Stac also granted IBM the right to combine the hardware products with software programs licensed under the software cross license. In addition, Stac granted users of IBM's licensed products an immunity from suit for use of combinations of the licensed hardware products with software programs.

     Under the terms of the software and hardware patent cross license agreements between IBM and Stac, Hi/fn is eligible to receive equivalent license rights from IBM, provided that the licenses may not be further extended to a Hi/fn subsidiary. Stac has requested that IBM enter into such license agreements with Hi/fn.

     Agreement with Motorola. In December 1995, Stac entered into a cross license and royalty agreement with Motorola. Under this agreement, Motorola granted Stac and Stac's subsidiaries a nonexclusive license under two Motorola patents and one Motorola patent application for making and having made products (both hardware and software) for data communications and using, selling and leasing such products under Stac's trade identity. Stac is also permitted, with certain exceptions, to grant sublicenses to software and semiconductor device customers in accordance with a standard agreement available to Stac. Except for the foregoing, sublicensing is prohibited under the agreement.

     In exchange for the license under Motorola's patents, and in exchange for certain royalties, Stac granted Motorola and Motorola's subsidiaries (i) a nonexclusive license under five Stac patents and a foreign patent application for (A) making and having made data communications products other than stand alone semiconductor devices or stand alone software that were to be sold to entities other than Motorola or Stac or their subsidiaries and (B) using, leasing and selling products under Stac's trade identity, and (ii) a nonexclusive license under Stac's copyrights and patents (A) to use, copy and distribute software for integration into Motorola's products that incorporate LZS data compression and (B) to distribute LZS data compression software for integration with Motorola's products that incorporate LZS data compression as long as the modifications do not change the encoding format of the unmodified data compression software.

     Under the Motorola agreement, each of Stac and Motorola is required to pay to the other an annual lump sum royalty based on projected sales, the amount of which varied depending on the annual sales volume and the net sales price. All royalties are subject to an overall maximum amount and terminate after seven years. The term of the agreement continues until all of the licensed patents have expired. Stac has assigned, and Hi/fn has assumed, all of Stac's rights and obligations under the Motorola agreement.

     Agreement with Microsoft. In February 1996, Stac entered into a license agreement with Microsoft whereby Microsoft granted Stac a nonexclusive license to use Microsoft's implementation of the MPPC compression format (i) to create compression software that performed data compression in accordance with the MPPC compression format, (ii) to permit third parties to integrate Microsoft's or Stac's MPPC software, (iii) to permit third parties to exploit products into which MPPC software is integrated, and (iv) to perform data compression in Stac's MPPC Software in accordance with the MPPC compression format. As a condition of the license, Stac must distribute un-optimized Microsoft compression software on the same terms and conditions, including price, as those for Stac's LZS software. The term of the agreement continues until all of the licensed patents have expired. Stac has assigned, and Hi/fn has assumed, all of Stac's rights and obligations under the Microsoft agreement.

EXPORT RESTRICTIONS ON ENCRYPTION ALGORITHMS

     A key element of Hi/fn's packet processor architecture is the encryption algorithms embedded in its semiconductor and software products. These products are subject to export control restrictions administered by the U.S. Department of Commerce, which permit Hi/fn's network equipment customers to export products incorporating encryption technology only with the appropriate export license. In addition, these U.S. export laws prohibit the export of encryption products to a number of countries deemed hostile by the U.S. government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce commodity jurisdiction. As a result of this regulatory regime, foreign competitors facing less stringent controls on their products may be able to compete more effectively than Hi/fn's network equipment customers in the global market. There can be no assurance that the U.S. government will approve any pending or future export license requests. Further, there can be no assurance that the list of products and countries for which export approval is required, or the regulatory policies with respect thereto, will not be revised from time to time, or that laws limiting the domestic use of encryption will not be enacted. The sale of Hi/fn's packet processors could be harmed by the failure of Hi/fn's network equipment customers to obtain the required licenses or by the costs of compliance. See "-- Sales, Marketing & Technical Support."

COMPETITION

     The networking and storage equipment markets into which Hi/fn sells its products are intensely competitive and are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, unit price erosion and the continued emergence of new industry standards. The semiconductor industry is also intensely competitive and is characterized by rapid technological change, product obsolescence and unit price erosion. Hi/fn expects competition to increase in the future from existing competitors and from companies that may enter Hi/fn's existing or future markets, including certain customers, with similar or substitute solutions that may be less costly or provide better performance or features than Hi/fn's products. To be successful in the future, Hi/fn must continue to respond promptly and effectively to changing customer performance, feature and pricing requirements, technological change and competitors' innovations. There can be no assurance that Hi/fn will be able to compete successfully against current and future competitors or that competitive pressures faced by Hi/fn will not materially adversely affect Hi/fn's business, financial condition and results of operations.

     Hi/fn's products compete with products from companies such as Analog Devices, Inc., Information Resource Engineering Inc., IBM, Rainbow Technologies, Inc., and VLSI Technology, Inc. In 1994, Stac entered into two license agreements with IBM where Stac granted IBM the right to use, but not sublicense, Hi/fn's patented compression technology in IBM hardware and software products. Stac also entered into a license agreement with Microsoft in 1994 whereby Stac granted Microsoft the right to use, but not sublicense, Hi/fn's compression technology in their software products. Stac's license agreement with Microsoft, however, prohibits Microsoft from creating hardware implementations of Hi/fn's patents. Hi/fn also competes against software solutions that use general purpose microprocessors to run encryption algorithms and Hi/fn's software compression libraries. Moreover, Hi/fn's encryption/compression and public key processors are subject to export control restrictions administered by the U.S. Department of Commerce, which permit Hi/fn's network equipment customers to export products incorporating encryption technology only with the appropriate export license. As a result of these restrictions, sales by foreign competitors facing less stringent controls on their encryption products could harm the sale of Hi/fn's encryption/compression and public key processors to network equipment customers in the global market. In addition, Hi/fn expects significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered or indicated an intent to enter the network equipment market. Hi/fn may also face competition from suppliers of products based on new or emerging technologies. Furthermore, many of Hi/fn's existing and potential customers internally develop ASICs, general purpose microprocessors and other devices which attempt to perform all or a portion of the functions performed by Hi/fn's products.

     Many of Hi/fn's current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical, marketing and other resources than Hi/fn. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than Hi/fn. In particular, companies such as Intel Corporation, Lucent Technologies Inc., Motorola, National Semiconductor Corporation and Texas Instruments Incorporated have proprietary semiconductor manufacturing ability, preferred vendor status with many of Hi/fn's customers, extensive marketing power and name recognition, greater financial resources than Hi/fn and other significant advantages over Hi/fn. In addition, current and potential competitors may determine, for strategic reasons to consolidate, to lower the price of their products substantially or to bundle their products with other products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that Hi/fn will be able to compete successfully against current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect Hi/fn's business, financial condition and results of operations.

     Hi/fn believes that important competitive factors in its markets are price-performance characteristics, rapid technological change, the continued emergence of new industry standards, length of development cycle, design wins with major network and storage equipment vendors, support for new network and storage standards, features and functionality, adaptability of products to specific applications, reliability, technical service and support and protection of products by effective utilization of intellectual property laws. The failure of Hi/fn to successfully develop products that compete successfully with those of other suppliers in the market would harm Hi/fn's business, financial condition and results of operations. In addition, Hi/fn must compete for the services of qualified distributors and sales representatives. To the extent that Hi/fn's competitors offer such distributors or sales representatives more favorable terms on a higher volume of business, such distributors or sales representatives may decline to carry, or discontinue carrying, Hi/fn's products. Hi/fn's business, financial condition and results of operations could be harmed by any failure to maintain and expand its distribution network. See "Risk Factors -- Our Markets Are Highly Competitive."

RESEARCH AND DEVELOPMENT

     Hi/fn's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion new products and enhancements to its existing products that meet changing customer requirements and emerging industry standards. Hi/fn has made and plans to continue to make substantial investments in research and development. Extensive product development input is obtained from customers and through Hi/fn's participation in industry organizations and standards setting bodies such as the IETF.

     As of December 31, 1998, Hi/fn's research and development staff consisted of 28 employees. Hi/fn's research and development expenditures totaled $1.4 million for the quarters ended December 31, 1998 and 1997, respectively. Such expenses were $5.4 million in the fiscal year ended September 30, 1998 and $3.0 million in the fiscal year ended September 30, 1997, representing 25% and 21% of revenues for such periods, respectively. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities, costs of fabricating chip mask sets and subcontracting costs. Hi/fn performs its research and product development activities at its facilities in Los Gatos, California and Carlsbad, California. Hi/fn is seeking to hire additional skilled development engineers.

     In April 1998, Hi/fn acquired a software implementation of the IPSec protocol from CyLAN Technologies, Inc. As part of the acquisition, Hi/fn gained expertise in the development of software implementations of a wide range of networking protocol functions, including IPSec and TCP/IP.

     Hi/fn's future performance depends on a number of factors, including its ability to identify emerging technological trends in its target markets, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of its competitors, bring products to market on a timely basis at competitive prices, properly identify target markets and respond effectively to new technological changes or new product announcements by others. In evaluating new product decisions, Hi/fn must anticipate well in advance the future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, industry standards and competitive product offerings. No assurance can be given that Hi/fn's design and introduction schedules for any additions and enhancements to its existing and future products will be able to be sold at prices that are favorable to Hi/fn.

     Hi/fn must also continue to make significant investments in research and development in order to continue enhancing the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for Hi/fn to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking technologies or standards render them obsolete and must be sufficiently compelling to induce network and storage equipment vendors to favor them over alternative technologies. Moreover, Hi/fn must generally incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained.

     There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements or that Hi/fn will be able to secure the financial resources necessary to fund future development. The failure to successfully develop new products on a timely basis could have a material adverse affect on Hi/fn's business, financial condition and results of operations. See "Risk Factors -- We Face Risks Associated With Evolving Industry Standards And Rapid Technological Change."

SALES, MARKETING & TECHNICAL SUPPORT

     Hi/fn markets its products through a direct sales and marketing organization, headquartered in Los Gatos, California, with a sales office in Boston, and through independent contract sales representatives in the United States, Europe, Japan and other areas. Hi/fn has also recently hired account managers to focus on individual customer relationships. Hi/fn does not have any foreign operations and sales of its products to foreign companies, other than product shipments to contract manufacturers of domestic customers, have not been material. Sales representatives are selected for their understanding of the marketplace and their ability to provide effective field sales support for Hi/fn's products. Hi/fn's relationships with some of its sales representatives have been established within the last year, and Hi/fn is unable to predict the extent to which some of these representatives will be successful in marketing and selling Hi/fn's products.

     Sales to U.S. customers account for the substantial majority of Hi/fn's revenues. Due to the export controls imposed on encryption products by the U.S. government, Hi/fn's shipments to international customers are limited to compression processors and comprehension software. Hi/fn is actively working with its network equipment customers and the National Security Agency to comply with U.S. export controls to facilitate the export of Hi/fn's customer's products which incorporate Hi/fn's encryption products. There can be no assurance that Hi/fn will be successful in these efforts and that competitors outside of the U.S. will not develop encryption products to meet the needs of Hi/fn's customers, thereby reducing the opportunity for Hi/fn to sell its products. See "Risk Factors -- Our Products Are Subject To Export Restrictions."

     Hi/fn has a number of marketing programs designed to inform network and storage equipment vendors about the capabilities and benefits of Hi/fn's products. Hi/fn's marketing efforts include participation in industry trade shows, technical conferences, preparation of competitive analyses, sales training, publication of technical and educational articles in industry journals, maintenance of Hi/fn's website, advertising and direct mail distribution of Hi/fn literature.

     Technical support to customers is provided through field and factory applications engineers and, if necessary, product designers. Local field support is provided in person or by telephone. Hi/fn believes that providing customers with comprehensive product service and support is critical to maintaining a competitive position in the market and is critical to shortening the time required to design in Hi/fn's products. Hi/fn works with its customers to monitor the performance of its product designs and to provide support at each stage of customer product development.

MANUFACTURING

     Currently, Hi/fn subcontracts all of its semiconductor manufacturing on a turnkey basis, with Hi/fn's suppliers delivering fully assembled and tested products based on Hi/fn's proprietary designs. The use of the fabless model allows Hi/fn to focus substantially all of its resources on determining customer requirements and on the design, development and support of its products. This model allows Hi/fn to have significantly reduced capital requirements.

     Hi/fn subcontracts its semiconductor manufacturing to Atmel Corporation, Motorola and Toshiba Corporation. The selection of these manufacturers was based on the breadth of available technology, quality, manufacturing capacity and support for design tools used by Hi/fn. None of Hi/fn's products is currently manufactured by more than one supplier. However, Hi/fn expects that in the event one of Hi/fn's suppliers notifies Hi/fn that it intends to cease manufacturing a product, Hi/fn will have an adequate opportunity to order sufficient quantities of the effected products so that shipments to customers will not be adversely affected while Hi/fn qualifies a new manufacturer.

     At any given time, Hi/fn uses mainstream processes for the manufacture of its products, avoiding dependence on the latest process technology available. This approach reduces Hi/fn's technical risks and avoids the risks related to production capacity constraints typically associated with leading edge semiconductor processes. This approach allows Hi/fn to focus on providing differentiated functionality, the primary value-add in Hi/fn's products. Hi/fn's current main products are manufactured using a .5 micron

CMOS process. Products under development are being designed for .35 and .25 micron CMOS processes. Hi/fn believes that transitioning its products to increasingly smaller semiconductor dimensions will be important for Hi/fn to remain competitive. No assurance can be given that future process migration will be achieved without difficulty.

     Hi/fn intends to continue for the foreseeable future to rely on its subcontract manufacturers for substantially all of its manufacturing, assembly and test requirements. All of Hi/fn's subcontract manufacturers produce products for other companies. Hi/fn does not have long-term manufacturing agreements with any of its subcontract manufacturers. Hi/fn's subcontract manufacturers are not obligated to supply products to Hi/fn for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of its subcontract manufacturers.

     Hi/fn must place orders approximately 12 to 14 weeks in advance of expected delivery. As a result, Hi/fn has only a limited ability to react to fluctuations in demand for its products, which could cause Hi/fn to have an excess or a shortage of inventory of a particular product. Failure of worldwide semiconductor manufacturing capacity to rise along with a rise in demand could result in Hi/fn's subcontract manufacturers to allocate available capacity to customers that are larger or have long-term supply contracts in place. The inability of Hi/fn to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce Hi/fn's product revenue or increase Hi/fn's cost of revenue and could harm Hi/fn's business, financial condition and results of operations. See "Risk Factors -- We Depend Upon Independent Manufacturers And Limited Sources Of Supply."

EMPLOYEES

     As of December 31, 1998, Hi/fn employed a total of 60 full-time employees and two part-time contractors. Of the total number of employees, 28 were employed in research and development, 19 in sales and marketing, six in operations and seven in finance and administration. Hi/fn's employees are not represented by any collective bargaining agreement and Hi/fn has never experienced a work stoppage. Hi/fn believes its employee relations are good.

     Hi/fn's future success is heavily dependent upon its ability to hire and retain qualified technical, marketing, sales and management personnel. The competition for such personnel is intense, particularly for engineering personnel with related security, networking and integrated circuit design expertise, and applications support personnel with networking product design expertise. See "Risk Factors -- We Depend Upon Key Personnel."

FACILITIES

     Hi/fn's corporate and technical headquarters are currently located in Los Gatos, California. Hi/fn leases approximately 27,000 square feet of space in Los Gatos, California under a seven-year lease which expires in August 2005. Hi/fn also leases two other facilities, a satellite design center in Carlsbad, California and a small field sales office in Westborough, Massachusetts. These facilities occupy an aggregate of approximately 7,000 square feet.

LEGAL PROCEEDINGS

     Hi/fn is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the executive officers and directors of Hi/fn as of December 31, 1998:

                NAME                   AGE                    POSITION
                ----                   ---                    --------
Raymond J. Farnham...................  51    President, Chief Executive Officer,
                                             Director and Chairman
William R. Walker....................  57    Vice President of Finance, Chief Financial
                                               Officer and Secretary
Stephen A. Farnow, Ph.D. ............  49    Vice President of Operations
Robert C. Harrah.....................  53    Vice President of Sales
Robert A. Monsour....................  43    Vice President of Marketing
Douglas L. Whiting, Ph.D. ...........  42    Chief Technology Officer and Director
Taher Elgamal, Ph.D.(2)..............  43    Director
Robert W. Johnson(1).................  49    Director
Albert E. Sisto(1)(2)................  49    Director

-------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Raymond J. Farnham has served as Chairman of the Board of Directors and President and Chief Executive Officer of Hi/fn since October 1998. From 1996 through 1998, he served as Executive Vice President of Integrated Device Technology, Inc., a supplier of microprocessor, logic and memory integrated circuits to communication and computer customers worldwide. Mr. Farnham was President and Chief Executive Officer of OPTi, a fabless semiconductor company from 1994 through 1995. From 1972 through 1993, he had numerous management responsibilities at National Semiconductor Corp., with his final position being President of the Communication and Computing Group from 1991 through 1993. He received a B.S. in Electrical Engineering from Pennsylvania State University.

     William R. Walker has served as Vice President and Chief Financial Officer of Hi/fn since November 1997. He was Hi/fn's Acting Chief Executive Officer and Acting President from July 1998 through October 1998. From 1996 to 1997, Mr. Walker was Vice President, Chief Financial Officer and Secretary at MMC Networks, Inc., a networking company. From 1984 to 1996, Mr. Walker held the position of Senior Vice President and Chief Financial Officer at Zilog, Inc., a semiconductor supplier. Mr. Walker has a B.S. in Economics from University of Wisconsin and an M.B.A. from University of Maryland, and he is a certified public accountant.

     Stephen A. Farnow, Ph.D. has served as Vice President of Operations at Hi/fn since 1996. From 1990 through 1996, he worked as an independent consultant in the area of general management with an emphasis on setting up or re-engineering operations functions. From 1986 through 1990, he was Vice President of Operations at Weitek Corp., a semiconductor supplier. He received a B.S. in Physics from UCLA and a Ph.D. from Stanford University.

     Robert C. Harrah has served as Vice President of Sales of Hi/fn since December 1998. From 1995 to 1998, Mr. Harrah served as Vice President of Worldwide Sales for the

Peripheral Technology Solutions Group at Adaptec, Inc. From 1988 to 1995, Mr. Harrah held marketing management and sales management positions at Symbios Inc. Mr. Harrah received a B.S. degree from College of Notre Dame in Belmont, California and an M.B.A. from Golden Gate University in San Francisco, California.

     Robert A. Monsour has served as Vice President of Marketing of Hi/fn since August 1997. He also served as Vice President of Sales from August 1997 through April 1998. From 1996 to 1997, he worked as an independent consultant in the area of high-technology marketing. From 1993 to 1996, Mr. Monsour, a co-founder of Stac, held the position of Vice President of Business Development at Stac. He was also Vice President of Product Development from 1990 to 1993, and from 1988 to 1990 he served as Vice President of Marketing at Stac. Mr. Monsour has a B.A.S. and M.A.S. in Computer Systems from Florida Atlantic University and holds an M.B.A. from UCLA.

     Douglas L. Whiting, Ph.D. has served as Chief Technology Officer of Hi/fn since October 1997 and as a director of Hi/fn since November 1996. He also served as Vice President of Technology of Stac from 1985 to 1998 and has served as a director of Stac since 1983. Mr. Whiting will not stand for re-election as a director at Stac's 1999 annual meeting of stockholders. He was President of Stac from 1984 to 1986. Dr. Whiting received a Ph.D. in Computer Science from the California Institute of Technology.

     Taher Elgamal, Ph.D. has served as a director of Hi/fn since December 1998. He has also served as president of Kroll-O'Gara since January 1999. Dr. Elgamal is the founder and Chairman of Securify, a private company providing assessments of companies' Internet security efforts and a subsidiary of Kroll-O'Gara. He served as Chairman and Chief Executive Officer of Securify from March 1998 to January 1999. From 1995 to 1998, Dr. Elgamal held the position of Chief Scientist of Netscape Communications Corp., a provider of Internet software and services, where he pioneered Internet security technologies such as SSL, the standard for web security. From 1991 to 1993, he served as Director of Engineering at RSA Data Security, Inc., a provider of encryption technology and a subsidiary of Security Dynamics Technologies, Inc., where he produced the RSA cryptographic toolkits, the industry standards for developers of security-enabled applications and systems. Dr. Elgamal received a Ph.D. from Stanford University.

     Robert W. Johnson has been a private investor since July 1988. From 1983 to July 1988, he was first a principal and subsequently a general partner of Southern California Ventures, a private venture capital firm. He is a director of Proxima Corporation and ViaSat, Inc., both publicly held technology companies. Mr. Johnson holds undergraduate and graduate degrees from Stanford University and Harvard University.

     Albert E. Sisto has served as a director of Hi/fn since December 1998. Since November, 1997, he has been Chief Operating Officer of RSA Data Security, Inc., a provider of encryption technology and a subsidiary of Security Dynamics Technologies, Inc. From September 1994 to October 1997, Mr. Sisto was Chairman, President and CEO of Documagix, a software developer of document imaging software. Mr. Sisto is a director of Jetfax, Inc., Insignia Solutions plc and Tekgraf, Inc., all publicly traded technology companies, and also is a director of nCipher Corporation Ltd. and Trintech Group Ltd. Mr. Sisto holds a B.E. degree from the Stevens Institute of Technology.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of Hi/Fn's Common Stock as of December 31, 1998, and as adjusted to reflect the sale of the Common Stock being offered hereby, by (i) each stockholder who, to Hi/fn's knowledge, owns beneficially more than 5% of Hi/Fn's Common Stock, (ii) each of Hi/fn's executive officers and directors,
(iii) all of Hi/fn's executive officers and directors as a group and (iv) the Selling Stockholder. Except as otherwise noted in the footnotes, the beneficial owners named in the table have sole voting and investing power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                            SHARES BENEFICIALLY OWNED                 SHARES BENEFICIALLY OWNED
                                PRIOR TO OFFERING         NUMBER           AFTER OFFERING
                            -------------------------    OF SHARES    -------------------------
NAMES OF BENEFICIAL OWNERS    NUMBER      PERCENT(1)      OFFERED       NUMBER      PERCENT(1)
--------------------------  ----------    -----------    ---------    ----------    -----------
Microsoft Corporation(2)..    623,177         9.5%        400,000       223,177         2.7%
Robert W. Johnson(3)....      445,823         6.8              --       445,823         5.5
Idanta Partners(4)......      440,287         6.7              --       440,287         5.4
Gary W. Clow(5).........      382,712         5.8              --       382,712         4.7
Douglas L. Whiting(6)...      350,398         5.3              --       350,398         4.3
Arthur J. Collmeyer(7)...     225,000         3.4              --       225,000         2.8
Robert A. Monsour.......      130,029         2.0              --       130,029         1.6
William R. Walker.......       25,000           *              --        25,000           *
Stephen A. Farnow(8)....       40,308           *              --        40,308           *
Raymond J. Farnham(9)...            0           *              --             0           *
Robert C. Harrah........            0           *              --             0           *
Taher Elgamal...........            0           *              --             0           *
Albert E. Sisto.........            0           *              --             0           *
All executive officers and
  directors as a group (10
  persons)(8)...........    1,216,558        18.5%             --     1,216,558        14.9%

-------------------------
 *  Less than 1%.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission ("SEC") with regard to our Common Sock. Percentage of beneficial ownership is based on 6,556,781 shares outstanding as of December 31, 1998, and 8,156,781 shares of Common Stock outstanding after this offering. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of December 31, 1998 are deemed outstanding for computing the percentage of the beneficial owner holding such securities, but are not deemed outstanding for computing the percentage of any other beneficial owner. Except as otherwise indicated, the address of each of the beneficial owners in this table is as follows: c/o hi/fn, inc., 750 University Avenue, Los Gatos, California 95032.

(2) The address for Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052-6399.

(3) Includes 445,823 shares held by Robert W. Johnson Revocable Trust, of which Mr. Johnson is trustee.

(4) The address for Idanta Partners is 4660 La Jolla Village Drive, Suite 850, San Diego, CA 92122.

(5) Includes 25,369 shares held by the Christina Clow Trust, of which Mr. Clow serves as trustee, and 25,345 shares held by Andrew Clow Trust, of which Mr. Clow is a trustee. Mr. Clow disclaims beneficial ownership of these shares. The address for Mr. Clow is c/o Stac, Inc., 12636 High Bluff Drive, San Diego, CA 92130

(6) Includes 350,398 shares held by Whiting Family Trust, of which Mr. Whiting serves as trustee.

(7) Mr. Collmeyer served as President and Chief Executive Officer of Hi/fn until July 2, 1998. His beneficial ownership includes 56,250 shares held by Mr. Collmeyer's children. Mr. Collmeyer disclaims beneficial ownership of these shares. The address for Mr. Collmeyer is 350 Bean Avenue, Los Gatos, California, 95030.

(8) Includes options exercisable for 1,558 shares of Common Stock.

(9) On October 28, 1998, Mr. Farnham was granted an option to purchase 375,000 shares of Hi/fn's Common Stock. None of such options are exercisable within 60 days of December 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     Hi/fn is authorized to issue 110,000,000 shares of its capital stock, consisting of 100,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. As of December 31, 1998, there were 6,556,781 shares of Common Stock outstanding held of record by approximately 404 stockholders. No shares of Preferred Stock are outstanding and Hi/fn has no current plans to issue shares of Preferred Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by law, the holders of Common Stock vote together with the holders of Preferred Stock as one class. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." Subject to the rights of creditors and holders of Preferred Stock which may be outstanding from time to time, holders of Common Stock are entitled, in the event of Hi/fn's liquidation, dissolution or winding up, to share in the distribution of all remaining assets. The Common Stock is not subject to any preemptive rights and is not convertible into any other security. There are also no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock, from time to time, in one or more series and to fix the rights, preferences, designations and powers thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders.

CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE ANTI-TAKEOVER LAW

     Certain provisions of Hi/fn's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Hi/fn. The Certificate of Incorporation and Bylaws provide, among other things, for a classified Board of Directors and eliminates the right of stockholders to take action by written consent. The issuance of Preferred Stock authorized in the Certificate of Incorporation could have the effect of delaying or preventing a change in control of Hi/fn. Such Preferred Stock could be used to implement, without stockholder approval, a stockholders' rights plan that could be triggered by certain change in control transactions, which could delay or prevent a change in control of Hi/fn or could impede a merger, consolidation, takeover or other business combination involving Hi/fn. In addition, Hi/fn's Bylaws provide, among other things, that special meetings of the stockholders may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of Hi/fn or by a person or group of persons representing at least 10% of the outstanding capital stock of Hi/fn. The Bylaws also include advance notice procedures with regard to the nomination, other than by the Board of Directors, of candidates for director elections.

     Hi/fn is also subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from entering into a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or transaction resulting in a financial benefit to an interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of Hi/fn's voting capital stock. The provisions of Hi/fn's Certificate of Incorporation and Bylaws and Delaware law are intended to encourage potential acquirers to negotiate with Hi/fn and to allow the Board of Directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. Such provisions, however, may also have the effect of discouraging acquisition proposals or delaying or preventing a change in control of Hi/fn, which may have an adverse effect on Hi/fn's stock price.

                   RECENT SPIN-OFF AND RELATIONSHIP WITH STAC

     Creation of Hi/fn. Hi/fn was incorporated as a wholly owned subsidiary of Stac on August 14, 1996 to operate Stac's semiconductor business. On November 21, 1996, Stac transferred its semiconductor business to Hi/fn under the Assignment Agreement in exchange for 6,000,000 shares of Series A Preferred Stock and 100 shares of Common Stock of Hi/fn. The 6,000,000 shares of Series A Preferred Stock were converted into 6,000,000 shares of Common Stock of Hi/fn prior to the spin-off of Hi/fn from Stac on December 16, 1998. The assets transferred to Hi/fn included $1.0 million of available cash, the accounts receivable and inventory of the semiconductor business, Stac's rights under certain sales and license agreements, and the fixed assets, trademarks, patents and proprietary technology specified on schedules attached to the Assignment Agreement. Hi/fn also assumed the accounts payable relating to the semiconductor business, and current and unpaid payroll and related benefits expenses related to former Stac employees who became Hi/fn employees.

     Concurrent with the transfer of the semiconductor business, Hi/fn and Stac also entered into a Cross License Agreement under which Hi/fn granted Stac a limited, worldwide, perpetual, non-exclusive, non-transferable, royalty-free license to the patents previously transferred by Stac to Hi/fn under the Assignment Agreement. The parties further agreed that for a ten year period (i) Stac would transfer ownership to Hi/fn of any derivative works created by Stac from the licensed technology and (ii) Hi/fn would transfer ownership to Stac of all future commercial releases of software implementations of the licensed technology developed by Hi/fn.

     Stac's Spin-Off of Hi/fn. On December 16, 1998, Stac distributed all of Hi/fn's Common Stock held by Stac to Stac stockholders. The spin-off was designed to separate the semiconductor business of Hi/fn from the software business of Stac, and to offer each company the financial flexibility to raise capital on a more cost-effective basis and create targeted incentives for each company's management and employees. Prior to the spin-off, Stac received a letter ruling from the IRS confirming that, among other things, the distribution of Hi/fn's Common Stock to Stac stockholders would not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Code (except to the extent of cash received in lieu of fractional shares).

     If the distribution were not to constitute a tax-free spin-off, then Stac would be treated as recognizing a taxable gain equal to the difference between
(i) the fair market value of Hi/fn's Common Stock that was distributed to Stac stockholders on December 16, 1998 and (ii) Stac's adjusted basis of such Common Stock. In addition, under the consolidated tax return rules of the Code, each member of Stac's consolidated group (including Hi/fn) would be severally liable for such tax liability. Furthermore, in connection with the spin-off we entered into a Tax Allocation and Indemnity Agreement with Stac whereby each of us agreed that if either party took actions after the spin-off that caused Section 355(e) of the Code to apply to Hi/fn's Common Stock, then whichever party first caused Section 355(e) of the Code to apply to Hi/fn's Common Stock would be obligated to bear all taxes of Stac resulting from such action. Under recently enacted Section 355(e) of the Code, if the spin-off were considered to be part of a plan or series of related transactions (a "Plan") in which, after the spin-off, a 50% or greater interest in Hi/fn or Stac was acquired by one or more persons, the IRS would claim that the spin-off was taxable at the corporate level. Although neither Hi/fn nor Stac believes the spin-off is part of a Plan to effect a 50% change in ownership of either Hi/fn or Stac, the IRS has issued no guidance on the definition of a Plan and for the first two years following the spin-off, any cumulative 50% change of ownership within the two-year period will be rebuttably presumed to be the result of a Plan.

     Hi/fn's Relationship With Stac After the Spin-Off. As of December 16, 1998, Stac ceased to own any shares of Hi/fn. In order to provide for an orderly transition to becoming an independent company, Hi/fn and Stac entered into the following agreements prior to the spin-off: (i) Distribution Agreement, which provided for, among other things, the distribution of the Hi/fn Common Stock held by Stac to Stac stockholders and certain indemnification obligations of each company to the other; (ii) Employee Benefits Allocation Agreement, which provided for an allocation of liabilities for employee benefits between Hi/fn and Stac and set forth formulas for adjustments to Stac options; (iii) Tax Allocation and Indemnity Agreement whereby Hi/fn and Stac agreed to allocate tax liabilities that related to periods prior to December 16, 1998; and (iv) Transitional Services Agreement under which Stac agreed to provide certain services to Hi/fn on a transitional basis. Hi/fn has since transitioned from all of Stac's administrative systems other than its financial accounting system.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc. and SoundView Technology Group, Inc. (the "Representatives"), have severally agreed with Hi/fn and the Selling Stockholder, subject to the terms and conditions of an underwriting agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all such shares, if any are purchased.

                     UNDERWRITERS                        NUMBER OF SHARES
                     ------------                        ----------------
BancBoston Robertson Stephens Inc......................
SoundView Technology Group, Inc........................
                                                            ---------
          Total........................................     2,000,000
                                                            ---------

     The Representatives have advised Hi/fn and the Selling Stockholder that the underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to
certain dealers at such price less a concession of not more than $     per
share, of which $     may be reallowed to other dealers. After the completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by Hi/fn and the Selling Stockholder as set forth on the cover page of this prospectus.

     Over-Allotment Option. Hi/fn has granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 300,000 additional shares of Common Stock at the same price per share as Hi/fn and the Selling Stockholder will receive for the 2,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,000,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 2,000,000 shares are being sold.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, Hi/fn and the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-up Agreements. Under the terms of lock-up agreements, each officer and director and the holders of 1,595,888 shares of Common Stock (including the Selling Stockholder) have agreed with the Representatives, for a period of 120 days after the date of this prospectus, that, subject to certain exceptions, they will not contract to sell or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion, and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. All of the shares of Common Stock subject to the lock-up agreements will be eligible for sale in the public market upon the expiration of the lock-up agreements, subject to the volume limitations and other conditions of Rule 144.

     Future Sales. In addition, Hi/fn has agreed that until 120 days after the date of this prospectus, Hi/fn will not, without prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options to purchase any share of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than Hi/fn's sale of shares in this offering, the issuance of shares of Common Stock upon the exercise of outstanding options and the grant of options to purchase shares of Common Stock under existing employee stock option or stock purchase plans.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Stabilization. The Representatives have advised Hi/fn that, under Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The Representatives have advised Hi/fn that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Passive Market Making. In connection with this offering, certain underwriter and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     The validity of the Common Stock offered by this prospectus will be passed upon for Hi/fn by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of hi/fn, inc. as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998, appearing in this prospectus and Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

     The SEC allows us to "incorporate by reference" into the prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     - Hi/fn's Registration Statement on Form 10 filed with the SEC on August 7, 1998, as amended (excluding pages F-1 through F-15 thereof); and

     - Hi/fn's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning Hi/fn at the following address:

                                  hi/fn, inc.
                              Attention: Secretary
                             750 University Avenue
                          Los Gatos, California 95032
                                 (408) 399-3500

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of hi/fn, inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of hi/fn, inc., a subsidiary of Stac, Inc., at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule appearing on page F-16 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
October 23, 1998, except for Note 1,
which is as of December 16, 1998

                                  HI/FN, INC.

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  SEPTEMBER 30,
                                                -----------------    DECEMBER 31,
                                                 1997      1998          1998
                                                ------    -------    ------------
                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...................  $  480    $ 4,084      $ 8,484
  Marketable securities.......................      --      5,973           --
  Accounts receivable, net....................   1,823      3,125        2,398
  Due from parent.............................   1,507         --           --
  Inventories.................................     409        165          409
  Deferred income taxes.......................     385        720          720
  Prepaid expenses and other current assets...     192        315          751
                                                ------    -------      -------
          Total current assets................   4,796     14,382       12,762
  Property and equipment, net.................     959      1,615        1,425
  Deferred income taxes.......................      95        229          229
  Other assets................................      48        385          357
                                                ------    -------      -------
                                                $5,898    $16,611      $14,773
                                                ======    =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $  660    $ 1,610      $   708
  Due to parent...............................      --      6,508           --
  Notes payable...............................      --         --        5,000
  Accrued expenses and other current
     liabilities..............................     616      1,541        1,555
                                                ------    -------      -------
          Total current liabilities...........   1,276      9,659        7,263
                                                ------    -------      -------
Commitments and contingencies (Note 8 and Note
  11)
Stockholders' equity:
  Preferred stock, .001 par value; 10,000,000
     shares authorized; 6,000,000 shares
     issued and outstanding at September 30,
     1997 and 1998 and no shares issued and
     outstanding at December 31, 1998.........       6          6           --
  Common stock, .001 par value; 100,000,000
     shares authorized; 280,799, 483,014 and
     6,556,781 shares issued and outstanding
     at September 30, 1997 and 1998, and
     December 31, 1998, respectively..........      --         --            7
  Paid-in capital.............................   2,783      2,995        3,069
  Note receivable from stockholder............      --       (100)        (100)
  Retained earnings...........................   1,833      4,051        4,534
                                                ------    -------      -------
          Total stockholders' equity..........   4,622      6,952        7,510
                                                ------    -------      -------
                                                $5,898    $16,611      $14,773
                                                ======    =======      =======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                            STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   THREE MONTHS
                                                                      ENDED
                                  YEAR ENDED SEPTEMBER 30,         DECEMBER 31,
                                -----------------------------    ----------------
                                 1996       1997       1998       1997      1998
                                -------    -------    -------    ------    ------
                                                                   (UNAUDITED)
Revenue.......................  $12,894    $14,226    $21,533    $6,265    $6,139
Cost of revenue...............    5,095      4,762      6,525     2,102     1,818
                                -------    -------    -------    ------    ------
Gross margin..................    7,799      9,464     15,008     4,163     4,321
                                -------    -------    -------    ------    ------
Operating expenses:
Research and development......    1,641      2,985      5,403     1,326     1,445
Sales and marketing...........    1,677      2,224      3,370       792     1,227
General and administrative....      889      1,203      2,407       494       866
                                -------    -------    -------    ------    ------
Total operating expenses......    4,207      6,412     11,180     2,612     3,538
                                -------    -------    -------    ------    ------
Operating income..............    3,592      3,052      3,828     1,551       783
Interest income...............       --         16         17         5       128
Interest expense..............       --         --         --        --       105
                                -------    -------    -------    ------    ------
Income before income taxes....    3,592      3,068      3,845     1,556       806
Provision for income taxes....    1,441      1,235      1,627       625       323
                                -------    -------    -------    ------    ------
Net income....................  $ 2,151    $ 1,833    $ 2,218    $  931    $  483
                                =======    =======    =======    ======    ======
Net income per share, basic...  $  0.36    $  0.30    $  0.35    $ 0.15    $ 0.07
                                =======    =======    =======    ======    ======
Net income per share,
  diluted.....................  $  0.36    $  0.30    $  0.33    $ 0.14    $ 0.07
                                =======    =======    =======    ======    ======
Weighted average shares
  outstanding, basic..........    6,000      6,100      6,308     6,228     6,449
                                =======    =======    =======    ======    ======
Weighted average shares
  outstanding, diluted........    6,000      6,174      6,800     6,707     7,274
                                =======    =======    =======    ======    ======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              THREE MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30,        DECEMBER 31,
                                                --------------------------   ---------------------
                                                 1996      1997     1998      1997        1998
                                                -------   ------   -------   -------   -----------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income..................................  $ 2,151   $1,833   $ 2,218   $   931     $   483
  Adjustments required to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization.............       68      303       726       100         163
    Benefit from deferred income taxes........     (190)    (129)     (469)       --          --
    Loss on disposal of property and
      equipment...............................       --       --        --        --         220
    Gain on sale of marketable securities.....       --       --        --        --         (27)
    Changes in assets and liabilities:
    Accounts receivable.......................      546     (642)   (1,302)      357         727
    Inventories...............................     (554)     299       244      (556)       (244)
    Prepaid expenses and other current
      assets..................................       (5)    (186)     (123)     (160)       (436)
    Other assets..............................        1      (44)     (614)     (166)         28
    Accounts payable..........................      409       60       950     1,070        (902)
    Due to parent for general and
      administrative allocations..............      889      420       576        --          --
    Accrued expenses and other current
      liabilities.............................      446       86       925       170          14
                                                -------   ------   -------   -------     -------
         Net cash provided by operating
           activities.........................    3,761    2,000     3,131     1,746          26
                                                -------   ------   -------   -------     -------
Cash flows from investing activities:
  (Purchases) sales of marketable
    securities................................       --       --    (5,973)       --       6,000
  Purchases of property and equipment.........     (223)    (901)   (1,105)     (126)       (193)
                                                -------   ------   -------   -------     -------
         Net cash used by investing
           activities.........................     (223)    (901)   (7,078)     (126)      5,807
                                                -------   ------   -------   -------     -------
Cash flows from financing activities:
  Issuance of common stock....................       --      169       112        80          75
  Proceeds of loan from parent................       --       --     5,000        --          --
  Proceeds from notes payable.................       --       --        --        --       5,000
  Net transfer of funds from (to) parent......   (1,542)    (788)    2,439    (1,435)     (6,508)
  Dividends to parent.........................   (1,996)      --        --        --          --
                                                -------   ------   -------   -------     -------
         Net cash provided (used) by financing
           activities.........................   (3,538)    (619)    7,551    (1,355)     (1,433)
                                                -------   ------   -------   -------     -------
Net increase in cash and cash equivalents.....       --      480     3,604       265       4,400
Cash and cash equivalents at beginning of
  period......................................       --       --       480       480       4,084
                                                -------   ------   -------   -------     -------
Cash and cash equivalents at end of period....  $    --   $  480   $ 4,084   $   745     $ 8,484
                                                =======   ======   =======   =======     =======
Supplemental non-cash financing activities:
Issuance of preferred stock for net assets
  contributed.................................  $    --   $2,620   $    --   $    --     $    --
                                                =======   ======   =======   =======     =======
Settlement of interdivisional accounts........  $  (155)  $   --   $    --   $    --     $    --
                                                =======   ======   =======   =======     =======
Issuance of common stock for note.............  $    --   $   --   $   100   $   100     $    --
                                                =======   ======   =======   =======     =======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                       COMMON STOCK     PREFERRED STOCK
                                      ---------------   ---------------   PAID-IN   RETAINED
                                      SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL   EARNINGS    TOTAL
                                      ------   ------   ------   ------   -------   --------   -------
Balance at September 30, 1995.......     --      --         --     --         --         --         --
Dividends to parent.................     --      --         --     --         --     (2,151)    (2,151)
Net income..........................     --      --         --     --         --      2,151      2,151
                                      -----     ---     ------    ---     ------    -------    -------
Balance at September 30, 1996.......     --      --         --     --         --         --         --
Issuance of preferred stock.........     --      --      6,000      6      2,614         --      2,620
Issuance of common stock............     75      --         --     --         45         --         45
Issuance of common stock upon
  exercise of options...............    206      --         --     --        124         --        124
Net income..........................     --      --         --     --         --      1,833      1,833
                                      -----     ---     ------    ---     ------    -------    -------
Balance at September 30, 1997.......    281      --      6,000      6      2,783      1,833      4,622
Issuance of common stock upon
  exercise of options...............    202      --         --     --        212         --        212
Note receivable from stockholder....     --      --         --     --       (100)        --       (100)
Net income..........................     --      --         --     --         --      2,218      2,218
                                      -----     ---     ------    ---     ------    -------    -------
Balance at September 30, 1998.......    483      --      6,000      6      2,895      4,051      6,952
Issuance of common stock upon
  exercise of options...............     74       1         --     --         74         --         75
Conversion of preferred to common
  stock.............................  6,000       6     (6,000)    (6)        --         --         --
Net income..........................     --      --         --     --         --        483        483
                                      -----     ---     ------    ---     ------    -------    -------
Balance at December 31, 1998
  (unaudited).......................  6,557     $ 7         --    $--     $2,969    $ 4,534    $ 7,510
                                      =====     ===     ======    ===     ======    =======    =======

                See accompanying notes to financial statements.

                                  HI/FN, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying financial statements present the carved-out balance sheet, statements of operations, of cash flows, and of changes in stockholders' equity for hi/fn, inc. ("Hi/fn" or "the Company"), a majority-owned semiconductor products subsidiary of Stac, Inc. ("Stac" or "the Parent") before December 16, 1998. Prior to December 16, 1998, Stac converted the 6,000,000 shares of Series A Preferred Stock of Hi/fn into 6,000,000 shares of Common Stock of Hi/fn. On December 16, 1998, Stac distributed all outstanding shares of Hi/fn held by Stac to Stac stockholders.

     For the fiscal year ended September 30, 1996, Hi/fn conducted business as a division of Stac. For the fiscal years ended September 30, 1997 and 1998, Hi/fn conducted business as a majority-owned subsidiary of Stac. Financial statements have not been previously prepared for Hi/fn. These financial statements have been prepared from the historical accounting records of Stac.

     The balance sheet reflects the net assets contributed by Stac in establishing the Hi/fn subsidiary. The transfer was recorded at the historical net book value of the transferred assets and liabilities of $2,620,000. In exchange for the net assets contributed to Hi/fn, Stac received 6,000,000 shares of Series A Preferred Stock and 100 shares of common stock (Note 6). For purposes of preparing these financial statements it was assumed that the net income generated from Hi/fn's operations was remitted in dividends back to Stac for all periods prior to fiscal 1997. Additionally, for periods prior to September 1998, Hi/fn participated with Stac in centralized cash management. In general, the cash funding requirements of Hi/fn were met by, and all cash generated by the business was transferred to, Stac. Cash balances at September 30, 1997 represent cash amounts in Hi/fn accounts that had yet to be liquidated by payment obligations, or transferred to Stac. Cash balances at September 30, 1998 reflect a short-term loan of $5,000,000 by Stac to Hi/fn as well as the settlement of intercompany accounts. Related party receivables and payables are a result of these cash management practices, as well as allocations of general and administrative costs as discussed below.

     Amounts shown on the statement of operations are based on specific identification of the costs directly associated with Hi/fn's business for all components except for general and administrative costs and income tax expense. For all periods prior to fiscal 1997, allocations of general and administrative costs are based on management's estimates of the underlying level of effort required to manage and support Hi/fn's activity. For periods including and subsequent to fiscal 1997, general and administrative allocations are based on specific identification of costs directly associated with Hi/fn's business, in addition to allocations of (i) costs for administrative functions and services performed on behalf of the Company by staff groups within Stac (ii) a portion of Stac's management expense and (iii) certain general corporate expenses of Stac. These allocated expenses primarily represent the costs of services required by Hi/fn for accounting, management information systems, human resources, warehouse, executive and professional fees. For the years ended September 30, 1997 and 1998, general and administrative allocations totaled $420,000 and $576,000, respectively. As more fully described in Notes 2 and 5, current and deferred income taxes and related tax expense have been allocated to Hi/fn as if it were a separate taxpayer for all periods presented.

                                  HI/FN, INC.

     All of the allocations and estimates in the financial statements are based on reasonable assumptions made by the management of Stac and Hi/fn under the circumstances; however, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Hi/fn had been operated as a separate entity.

NOTE 2 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OVERVIEW

     Hi/fn designs, develops and markets high-performance, multi-protocol packet processors -- semiconductor devices designed to enable secure, high-bandwidth network connectivity and efficient storage of business information. The Company's packet processor products perform the computation-intensive tasks of compression, encryption/compression and public key cryptography, providing its customers with high-performance, interoperable implementations of a wide variety of industry-standard networking and storage protocols. The Company's products are used in networking and storage equipment such as routers, remote access concentrators, firewalls and back-up storage devices.

FINANCIAL STATEMENT PREPARATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue from the sale of semiconductors and board products is recognized upon shipment, net of an allowance for estimated returns. Revenue from periodic software license and maintenance agreements is generally recognized ratably over the respective license periods.

MARKETABLE SECURITIES

     The Company's marketable securities are comprised of funds on deposit with a liquid asset manager that have been invested principally in commercial paper. The carrying amount of these investments approximates fair value due to the short maturities or demand nature of the investments. At September 30, 1998, all marketable securities are classified as available-for-sale and carried at fair value. Unrealized gains or losses at September 30, 1998 are not material.

                                  HI/FN, INC.

INVENTORIES

     Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. Inventories are comprised solely of finished goods, which are manufactured by third party foundries for resale by the Company.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Additions to property and equipment, including significant betterments and renewals, are capitalized. Maintenance and repair costs are charged to expense as incurred. Depreciation is computed using the straight-line method over estimated useful lives of three to five years and totaled $68,000, $303,000 and $449,000 in fiscal 1996, 1997, and
1998, respectively. Leasehold improvements are amortized over the shorter of the asset life or lease term.

LONG-LIVED ASSETS

     The Company investigates potential impairments of long-lived assets on an exception basis, when events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been recorded by the Company.

RESEARCH AND DEVELOPMENT

     Expenditures for research and development are charged to expense as incurred; however, development costs for software to be licensed or sold that are incurred from the time technological feasibility is established until the product is ready for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through September 30, 1998, no significant amounts were expended subsequent to reaching technological feasibility.

STOCK-BASED COMPENSATION

     The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income and earnings per share as if the fair value-based method had been applied in measuring compensation expense.

INCOME TAXES

     The taxable income of the Company is included in the consolidated tax return of the Parent. Income taxes are computed on a stand-alone basis as if the Company were a separate taxpayer for all periods presented. Income taxes currently payable are deemed to have been remitted by Stac on behalf of the Company in the period that the liability arose. Amounts due to Stac for income tax payments are included in the related party components of the balance sheet. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected more likely than not to be realized.

                                  HI/FN, INC.

EARNINGS PER SHARE

     Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding for the period, without consideration of the dilutive impact of potential common shares ("dilutive securities") that were outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period, increased by dilutive securities that were outstanding during the period. Shares subject to repurchase by the Company are considered contingently issuable based on continued employment and are therefore treated as potential common shares for the purposes of this calculation. Since the Company's Series A Preferred Stock (Note 6) represents a primary equity security, it is included in the calculation of basic earnings per share. Net income remains the same for the calculations of basic EPS and diluted EPS. A reconciliation of the numerators and denominators of the basic and diluted EPS calculations for the years ended September 30, 1997 and 1998, respectively, is presented below. Earnings per share for the year ended September 30, 1996 has been presented on a comparable basis to the capital structure that came into existence in fiscal 1997 in a manner similar to that as used for stock splits.

YEAR ENDED SEPTEMBER 30, 1997 (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                                 PER-SHARE
                                      NET INCOME     SHARES       AMOUNT
                                      ----------    ---------    ---------
Net income..........................    $1,833
Basic EPS...........................                6,100,000      $0.30
Dilutive securities.................                   74,000
                                                    ---------
Diluted EPS.........................                6,174,000      $0.30
                                                    =========

YEAR ENDED SEPTEMBER 30, 1998 (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                                 PER-SHARE
                                      NET INCOME     SHARES       AMOUNT
                                      ----------    ---------    ---------
Net income..........................    $2,218
Basic EPS...........................                6,308,000      $0.35
Dilutive securities.................                  492,000
                                                    ---------
Diluted EPS.........................                6,800,000      $0.33
                                                    =========

NEW PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income," and Financial Accounting Standard (FAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be required to be adopted by the Company in fiscal 1999. Adoption of these statements is not expected to have a significant impact on the Company's financial position, results of operations or cash flows.

                                  HI/FN, INC.

NOTE 3 -- CYLAN ACQUISITION

     In April 1998, the Company acquired the outstanding stock of CyLAN Technologies, Inc., a software development company, for $340,000 in cash in a transaction accounted for under the purchase method. The purchase agreement calls for the Company to make royalty payments on sales made over a three-year period that incorporate the acquired technology. Minimum royalties over this term amount to $450,000, subject to the continued employment at Hi/fn of a former CyLAN shareholder. In conjunction with the acquisition, the Company recorded the purchase price of $340,000 as capitalized software, which is being amortized on a straight-line basis over a three year period. Pro forma data has not been presented as such results would not differ materially from the historical results presented.

NOTE 4 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS (IN THOUSANDS)

                                                        SEPTEMBER 30,
                                                       ----------------
                                                        1997      1998
                                                       ------    ------
Accounts receivable:
  Trade receivables..................................  $1,873    $3,325
  Less allowance for doubtful accounts...............     (50)     (200)
                                                       ------    ------
                                                       $1,823    $3,125
                                                       ======    ======

     Substantially all of the Company's customers are OEM's, which results in concentrated credit risk with respect to the Company's trade receivables. At September 30, 1997, and 1998, one customer accounted for 78% and 52% respectively, of the accounts receivable balance. Management believes that its credit policies substantially mitigate such concentrated credit risk. Bad debt expenses were not significant in fiscal 1996, 1997 and 1998.

                                  HI/FN, INC.

                                                          YEAR ENDED
                                                        SEPTEMBER 30,
                                                       ----------------
                                                        1997      1998
                                                       ------    ------
                                                        (IN THOUSANDS)
Property and equipment:
  Computer equipment.................................  $1,093    $1,445
  Furniture and fixtures.............................     172       419
  Leasehold improvements.............................      81       346
  Office equipment...................................      43       287
                                                       ------    ------
                                                        1,389     2,497
  Less accumulated depreciation......................    (430)     (882)
                                                       ------    ------
                                                       $  959    $1,615
                                                       ======    ======
Accrued expenses and other current liabilities:
  Deferred revenue...................................  $  323    $  697
  Compensation and employee benefits.................     288       489
  Accrued royalties..................................      --       175
  Other..............................................       5       180
                                                       ------    ------
                                                       $  616    $1,541
                                                       ======    ======

NOTE 5 -- INCOME TAXES

     The results of the Company's operations were included in Stac's consolidated tax returns. The allocation of tax items is discussed in Note 2.

     The provision (benefit) for income taxes is comprised of the following (in thousands):

                                               YEAR ENDED SEPTEMBER 30,
                                              --------------------------
                                               1996      1997      1998
                                              ------    ------    ------
Current tax expense:
  Federal...................................  $1,386    $1,159    $1,676
  State.....................................     245       205       420
                                              ------    ------    ------
                                              $1,631    $1,364    $2,096
                                              ======    ======    ======
Deferred tax (benefit):
  Federal...................................  $ (162)   $ (109)   $ (411)
  State.....................................     (28)      (20)      (58)
                                              ------    ------    ------
                                                (190)     (129)     (469)
                                              ------    ------    ------
                                              $1,441    $1,235    $1,627
                                              ======    ======    ======

                                  HI/FN, INC.

     The principal components of deferred income tax assets are as follows (in thousands):

                                                          SEPTEMBER 30,
                                                          --------------
                                                          1997     1998
                                                          -----    -----
Revenue recognition.....................................  $260     $339
Inventory valuation accounts............................    82      166
Depreciation and amortization...........................    95      148
Accrued severance.......................................    --      122
Bad debts allowance.....................................    20       84
Other...................................................    23       90
                                                          ----     ----
                                                          $480     $949
                                                          ====     ====

     A reconciliation of the amount computed by applying the statutory federal income tax rate to income before income taxes to the provision for income taxes follows (in thousands):

                                               YEAR ENDED SEPTEMBER 30,
                                              --------------------------
                                               1996      1997      1998
                                              ------    ------    ------
Amount computed at statutory Federal rate
  of 34%....................................  $1,221    $1,043    $1,307
State income taxes, net of Federal
  benefit...................................     216       184       235
Expenses not deductible for tax purposes....       4         8        85
                                              ------    ------    ------
                                              $1,441    $1,235    $1,627
                                              ======    ======    ======

NOTE 6 -- PREFERRED STOCK

     The Company issued 6,000,000 shares of voting, participating, convertible Series A Preferred Stock ("Series A Preferred Stock") and 100 shares of Common Stock to Stac in exchange for the net assets contributed. The transfer was recorded at the historical net book value of the transferred assets and liabilities of $2,620,000. Each share of Series A Preferred Stock was converted by Stac into one share of Common Stock in connection with the spin-off. See Note 1.

NOTE 7 -- STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

1996 EQUITY INCENTIVE PLAN

     During fiscal 1997, Hi/fn adopted the 1996 Equity Incentive Plan (the "1996 Plan") whereby 1,949,900 shares of Hi/fn common stock have been reserved for issuance pursuant to nonqualified and incentive stock options and restricted stock awards. The 1996 Plan is administered by the Board of Directors of Hi/fn or its designees and provides generally that nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of fair market value for awards to more than 10% stockholders. Options granted under the 1996 Plan may have a term of up to 10 years. Options typically vest at a rate of 25% of the total grant per year over a four-year period.

                                  HI/FN, INC.

However, the Company may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. As a result of early exercise features as provided for by the 1996 Plan, options granted are immediately exercisable subject to the Company's repurchase rights which expire as options vest.

     Information for stock option activities is summarized below:

                                                  OPTIONS OUTSTANDING
                                              ---------------------------
                                                             WEIGHTED-
                                                              AVERAGE
                                               SHARES      EXERCISE PRICE
                                              ---------    --------------
Balance at September 30, 1996...............         --           --
  Options granted...........................  1,112,000        $0.69
  Options exercised.........................   (205,699)       $0.60
  Options canceled..........................    (29,438)       $0.60
                                              ---------
Balance at September 30, 1997...............    876,863        $0.81
  Options granted...........................    388,000        $2.29
  Options exercised.........................   (202,315)       $1.05
  Options canceled..........................   (187,361)       $0.60
                                              ---------
Balance at September 30, 1998...............    875,187        $1.46
                                              =========

     The following is a summary of stock options outstanding:

                                             OPTIONS OUTSTANDING
                                     ------------------------------------
                                                 WEIGHTED-
                                                  AVERAGE       WEIGHTED-
                                                 REMAINING       AVERAGE
                                                CONTRACTUAL     EXERCISE
                                     NUMBER     LIFE (YEARS)      PRICE
                                     -------    ------------    ---------
AT SEPTEMBER 30, 1997
Price Range
$0.60..............................  702,863        9.36          $0.60
$1.20..............................   70,000        9.86          $1.20
$2.00..............................  104,000        9.93          $2.00
                                     -------
                                     876,863        9.47          $0.81
                                     =======
AT SEPTEMBER 30, 1998
Price Range
$0.60..............................  398,187        8.38          $0.60
$1.20-$2.00........................  235,500        8.98          $1.88
$2.25-$3.00........................  241,500        9.51          $2.47
                                     -------
                                     875,187        8.85          $1.46
                                     =======

                                  HI/FN, INC.

     The following is a summary of stock options that are vested and exercisable, and are accordingly not subject to the Company's repurchase rights:

                                                     OPTIONS VESTED AND
                                                        EXERCISABLE
                                                    --------------------
                                                               WEIGHTED-
                                                                AVERAGE
                                                               EXERCISE
                                                    NUMBER       PRICE
                                                    -------    ---------
AT SEPTEMBER 30, 1997
Price Range
$0.60.............................................   20,900      $0.60
                                                    =======
AT SEPTEMBER 30, 1998
Price Range
$0.60-$2.00.......................................  129,833      $0.89
                                                    =======

PRO FORMA DISCLOSURE

     The Company applies the intrinsic value method in accounting for its stock based compensation. No compensation expense has been recognized for stock option grants, which are fixed in nature, as the options have been granted at fair value as determined by the Company's Board of Directors. Had compensation cost for the Company's stock based compensation awards issued during fiscal 1997 and 1998 been determined based on the fair value at the grant date, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands):

                                              YEAR ENDED       YEAR ENDED
                                             SEPTEMBER 30,    SEPTEMBER 30,
                                                 1997             1998
                                             -------------    -------------
Net income:
As reported................................     $1,833           $2,218
                                                ======           ======
Pro forma..................................     $1,683           $1,981
                                                ======           ======
Net income per share, basic:
As reported................................     $ 0.30           $ 0.35
                                                ======           ======
Pro forma..................................     $ 0.28           $ 0.32
                                                ======           ======
Net income per share, diluted:
As reported................................     $ 0.30           $ 0.33
                                                ======           ======
Pro forma..................................     $ 0.27           $ 0.30
                                                ======           ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the year ended September 30, 1997: dividend yield of 0.0%, risk free interest rate of 6.46%, expected volatility of 250%, and expected life of 1.5 years; and for the year ended September 30, 1998: dividend yield of 0.0%, risk free interest rate of 5.48%, expected volatility of 64%, and expected life of 0.58 years.

                                  HI/FN, INC.

NOTE 8 -- COMMITMENTS

     The Company occupies its facilities under several non-cancelable operating leases that expire at various dates through August 2005, and which contain renewal options. Future minimum lease payments are as follows (in thousands):

                                                 AMOUNT
                                                 ------
1999...........................................  $1,026
2000...........................................     844
2001...........................................     799
2002...........................................     838
Thereafter.....................................   2,588
                                                 ------
                                                 $6,095
                                                 ======

     Rent expense under operating leases was approximately $50,000, $113,000, and $467,000 in fiscal 1996, 1997, and 1998, respectively. Certain facility leases provide for scheduled rent increases. The total lease commitment for such leases is being charged ratably to operations.

NOTE 9 -- SIGNIFICANT CUSTOMERS

     A significant portion of the Company's revenues has been derived from sales to major OEM's. Two customers accounted for 43% and 14% of fiscal 1996 revenues, respectively. One customer accounted for 70% of fiscal 1997 revenues. One customer accounted for 61% of fiscal 1998 revenues.

NOTE 10 -- RELATED PARTY TRANSACTIONS

     On September 30, 1998 Stac loaned the Company $5,000,000. The note matures on September 30, 1999 and carries an interest rate of an index rate plus 0.5%. The loan is secured by a first priority security interest in all of the Company's assets, including the Company's intellectual property. The index rate is defined as the prime rate for Silicon Valley Bank, and was 8.5% on September 30, 1998.

NOTE 11 -- CONTINGENCIES

     Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty. However, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 12 -- SUBSEQUENT EVENTS (UNAUDITED)

     During the three-month period ended December 31, 1998, the Company entered into a $5.0 million loan agreement with its former parent company, Stac. The loan will become due and payable on September 30, 1999 and may be prepaid in whole or in part without penalty. The loan bears interest at the prime rate set by Silicon Valley Bank plus 0.5% per annum, payable quarterly, and is secured by a first priority security interest in all of the Company's assets, including the Company's intellectual property.

                                  HI/FN, INC.

                                  SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                         ADDITIONS
                                            BALANCE AT   CHARGED TO     ADDITIONS
                                            BEGINNING    COSTS AND      CHARGED TO                   BALANCE AT
                                            OF PERIOD     EXPENSES    OTHER ACCOUNTS   DEDUCTIONS   END OF PERIOD
                                            ----------   ----------   --------------   ----------   -------------
Deducted from accounts receivable
Allowance for doubtful accounts:
  Year ended September 30, 1996(a)........     193            --           (34)            --            159
  Year ended September 30, 1997...........     159          (109)           --             --             50
  Year ended September 30, 1998...........      50           150            --             --            200
Deducted from inventory
Reserve for inventory obsolescence:
  Year ended September 30, 1996(a)........     123            --           265             --            388
  Year ended September 30, 1997...........     388          (183)           --             --            205
  Year ended September 30, 1998...........     205           190            --             --            395

-------------------------
(a) Activity represents changes in period end allocations of consolidated balances.

                               GLOSSARY OF TERMS

     ALDC (Adaptive Lossless Data Compression) -- A compression method invented by IBM, for which patents are owned by Hi/fn.

     ASIC (Application Specific Integrated Circuit) -- A logic circuit designed for a specific usage and implemented in an integrated circuit.

     Broadband Access Products -- Network equipment that provides access to a network infrastructure using high-bandwidth network interfaces, for example cable modems and digital subscriber line products.

     Bus -- The set of wires used to interconnect the signals from one semiconductor device to one or more other devices, either on the same circuit board or through a connector to another circuit board.

     Cable Modem -- A device used typically in a home for connecting a computer system to the Internet via the cable television network. Such devices typically offer significantly higher data transmission rates than available from analog modems.

     Compression -- The process of eliminating redundant information from a set of data, while maintaining complete data integrity such that the compressed data can be decompressed and returned to its original form.

     Data Authentication -- A method of processing data prior to transmission over a communication link such that on receipt of the data, the recipient can detect whether or not the data was altered during transmission.

     DES (Data Encryption Standard) -- A standard promulgated by the Federal Information Processing Society (FIPS) that defines a method for processing data such that it becomes indecipherable to anyone other than the person who holds the digital data stream, or key, with which it was encrypted. The maximum key length supported by DES is 56 bits.

     Diffie-Hellman -- The Diffie-Hellman cryptosystem is the oldest public key system still in use. It was published in 1976. The algorithm allows two individuals to agree on a shared secret key, over an insecure medium without any prior secrets.

     Digital Subscriber Line (DSL) -- A service offered by telecommunications service providers that provides digital transmission for voice and data, typically between a home/office and a corporate network, where the data transmission rates available are significantly greater than those available from analog modems.

     DLT (Digital Linear Tape) -- A type of tape drive manufactured by Quantum Corporation that provides storage of digital data on magnetic tape. The data is stored on linear tracks on the tape.

     DSA (Digital Signature Algorithm) -- A federal standard developed by the National Institute of Standards and Technology. Digital signatures are used to detect unauthorized modifications to data and to authenticate the identity of the user who generates the signature. In addition, the recipient of signed data can use a digital signature in proving to a third party that the signature was in fact generated by the signer of the data. This is known as nonrepudiation since the signer of data cannot, at a later time, repudiate the signature.

     Encryption -- The process of making data indecipherable to any entity other than the holder of the key with which it was enciphered.

     Firewall -- A technology used for preventing unwanted inbound or outbound data at the boundary of a computer network based on a set of rules programmed by the firewall administrator.

     IETF (Internet Engineering Task Force) -- A volunteer organization that develops architectures practices and protocols for the continued development of the Internet and its related technologies.

     IPSec (IP Security) -- A network security protocol developed by the IETF, which provides for confidentiality and integrity of data transmitted over a computer network using the Internet Protocol.

     IP (Internet Protocol) -- The fundamental communication protocol used by computers attached to the global information network known as the Internet. IP can also be referred to as the layer 3 protocol, or network layer protocol of the Internet.

     ISDN (Integrated Services Digital Network) -- A service offered by telecommunications service providers that provides digital transmission for voice and data, typically between a home/office and a corporate network.

     LAN (Local Area Network) -- Typically a network consisting of a set of computers at a common location (office, building, campus, etc.) interconnected using a common type of wiring and a common networking protocol.

     Lossless Data Compression -- A method of processing digital information to remove redundant data, thereby reducing it in size for subsequent transmission or storage. Such a method must also have a corresponding method of processing the "reduced" data in such a way as to return it to its original, uncompressed state without any loss of information.

     LZS (Lempel-Ziv-Stac) -- A compression method, invented and patented by Stac.

     Mbytes/sec (Megabytes per second) -- A rate of data transfer from one system to another.

     Megabyte -- Typically, one million bytes, but sometimes the quantity 1024 times 1024.

     MD5 (Message Digest 5) -- A data processing algorithm invented by Ron Rivest and designed to compute, with great probability, a unique "fingerprint" for a particular set of data. This type of algorithm is often used in networking protocols to ensure that transmitted data is not tampered with in transit. This is done by computing a "fingerprint" for a set of data, sending the data along with the "fingerprint," after which the receiver can recalculate and verify the received.

     MPPC (Microsoft Point-to-Point Compression) -- A compression method invented by Microsoft, for which patents are owned by Hi/fn.

     Network Interface Card -- A printed circuit card or semiconductor that provides for the connection of a computer system or other device to a local area network.

     PPP (Point-to-Point Protocol) -- An IETF-developed protocol operating at what is known as the data link layer, or layer 2, and used for the establishment of a connection from one computer to another over a wide area network.

     PPTP (Point-to-Point Tunneling Protocol) -- A Microsoft-developed protocol, based on certain aspects of PPP, that was designed to provide confidentiality of the data transmitted between two computers over a wide area network.

     RC4/RC5 (Rivest Cipher 4 and Rivest Cipher 5) -- Developed by Ron Rivest, these are symmetric key encryption algorithms, meaning that the same key is used to encrypt a set of data as is used to decrypt it.

     Remote Access Concentrator -- A networking device, which aggregates, or concentrates, multiple bi-directional communication links into a single, larger link. These devices are typically used to provide dial-up access to a corporate network or to the Internet.

     Router -- A networking device that is responsible for processing incoming and outgoing data packets, typically Internet Protocol packets, and determining where to "route" the data packet on its journey to its final destination.

     RSA (Rivest Shamir Adelman) -- The initials of the three inventors of the RSA public key encryption system and co-founders of RSA Data Security.

     Small Computer Systems Interface -- An interface typically used for connecting storage devices such as tape drives and disk drives to computer systems.

     SHA1 (Secure Hash Algorithm) -- A data processing algorithm designed to compute, with great probability, a unique "fingerprint" for a particular set of data. This type of algorithm is often used in networking protocols to ensure that transmitted data is not tampered with in transit. This is done by computing a "fingerprint" for a set of data, sending the data along with the "fingerprint", after which the receiver can recalculate and verify the received.

     Tape Drive -- An electro-mechanical computer peripheral with integrated electronics that enables the storage of computer data on removable magnetic media.

     TCP (Transmission Control Protocol) -- Along with IP, the next most fundamental network protocol used for communication of data over the Internet. Internet applications such as web browsers are known as TCP applications.

     Travan -- A tape drive standard, which uses tape media that is one quarter-inch in width.

     Triple-DES (Triple Data Encryption Standard) -- Based on the DES encryption algorithm, Triple-DES involves processing a set of data three times using DES. A method for processing data such that it becomes indecipherable to anyone other than the person who holds the digital data stream, or key, with which it was encrypted. The maximum key length supported by Triple-DES is 168 bits.

     VPN (Virtual Private Network) -- A network of interconnected computers, all sharing the same network infrastructure, where the privacy of the communication between any two computers on the network is maintained through the use of network security, or encryption, protocols.

     WAN (Wide Area Network) -- A network of interconnected computers or LANs where they are interconnected using a network infrastructure provided by a service provider such as an telecommunications company or an Internet Service Provider.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses other than underwriting discounts and commissions, payable by Hi/fn in connection with the sale of Common Stock being registered. All amounts are estimates except the Registration Fee, the NASD Filing Fee and the Nasdaq Listing of Additional Shares Fee.

                                                           AMOUNT TO BE
                                                             PAID BY
                                                              HI/FN
                                                           ------------
SEC Registration Fee.....................................    $ 17,827
NASD Filing Fee..........................................       6,912
Nasdaq Listing of Additional Shares Fee..................      17,500
Printing and Engraving...................................      75,000
Legal Fees and Expenses..................................     200,000
Accounting Fees and Expenses.............................     100,000
Blue Sky Fees and Expenses...............................       5,000
Transfer and Custody Agent Fees..........................       5,000
Miscellaneous............................................       5,000
                                                             --------
          Total..........................................    $432,239
                                                             ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In December 1998, the Registrant entered into indemnification agreements with its directors and certain of its officers providing for limitations on a director's and officer's liability for judgments, settlements, penalties, fines and expenses of defense (including attorneys' fees, bonds and costs of investigation) arising out of or in any way related to acts or omissions as a director or an officer, or in any other capacity in which services are rendered to the Registrant. The Registrant believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements (i) if the director or officer is not relieved of liability under applicable law, (ii) for violations of certain securities laws, or (iii) for certain claims initiated by the director or officer. Due to the lack of applicable case law, it is not clear whether indemnification is available in case of a breach of securities laws of the U.S.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws, as amended, of the Registrant provide that: the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by the Delaware General Corporation Law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the

Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws, as amended, are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

     The indemnification provisions in the Bylaws, as amended, and the agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     1.1      Form of Underwriting Agreement.
     3.1*     Form of Third Amended and Restated Certificate of
                Incorporation of hi/fn, inc.
     3.2*     Amended and Restated Bylaws of hi/fn, inc.
     5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation.
    10.1*     Amended and Restated 1996 Equity Incentive Plan of hi/fn,
                inc.
    10.2*     Assignment, Assumption and License Agreement dated as of
                November 21, 1996 between Stac, Inc. and hi/fn, inc.
    10.3*     Cross License Agreement dated as of November 21, 1996
                between Stac, Inc. and hi/fn, inc.
    10.4*     Form of Distribution Agreement.
    10.5*     Form of Employee Benefits and Other Matters Allocation
                Agreement.
    10.6*     Form of Tax Allocation and Indemnity Agreement.
    10.7*     Form of Transitional Services Agreement.
    10.8*     Form of Indemnification Agreement.
    10.9*     Agreement dated as of April 1, 1994 between International
                Business Machines Corporation and Stac, Inc. (Program
                Patent License Agreement).
    10.10*    Agreement dated as of April 1, 1994 between International
                Business Machines Corporation and Stac, Inc. (Cross
                License Agreement).
    10.11*    License Agreement dated as of June 20, 1994 between
                Microsoft Corporation and Stac, Inc.
    10.12*    License Agreement dated as of February 16, 1996 between
                Microsoft Corporation and Stac, Inc.
    10.13*    License Agreement dated as of December 15, 1995 between
                Motorola, Inc. and Stac, Inc.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    10.14*    Agreement dated as of November 13, 1997 between 750
                University, LLC and hi/fn, inc.
    10.15*    1998 Employee Stock Purchase Plan of hi/fn, inc.
    10.16*    Form of Director Change of Control Agreement.
    10.17*    Form of Employee Change of Control Agreement.
    10.18*    Promissory Note dated as of September 28, 1998 made by
                hi/fn, inc. in favor of Stac, Inc.
    10.19*    Security Agreement dated as of September 28, 1998 between
                Stac, Inc. and hi/fn, inc.
    23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation (included in Exhibit 5.1).
    23.2      Consent of PricewaterhouseCoopers LLP, independent
                accountants.
    24.1      Power of Attorney (see page II-5).

-------------------------
* Incorporated by reference from Registrant's Registration Statement on Form 10 (File No. 0-24765) filed with the SEC on August 7, 1998, as amended.

(b) FINANCIAL STATEMENT SCHEDULES

     The Registration Statement includes a financial statement schedule beginning on page F-16.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) It will deliver, or cause to be delivered, with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act
     of 1933 shall be deemed be part of this registration statement as of the time it was declared effective.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California, on the 17th day of February, 1999.

                                          hi/fn, inc.

                                          By:     /s/ RAYMOND J. FARNHAM
                                             -----------------------------------
                                                     Raymond J. Farnham,
                                                President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond J. Farnham and William R. Walker and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Form S-3 Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
/s/ RAYMOND J. FARNHAM                         President and Chief        February 17, 1999
---------------------------------------------  Executive Officer
Raymond J. Farnham                             (Principal Executive
                                               Officer), Director and
                                               Chairman of the Board

/s/ WILLIAM R. WALKER                          Vice President of Finance  February 17, 1999
---------------------------------------------  and Chief Financial
William R. Walker                              Officer (Principal
                                               Financial and Accounting
                                               Officer) and Secretary

/s/ DOUGLAS L. WHITING                         Chief Technology Officer   February 17, 1999
---------------------------------------------  and Director
Douglas L. Whiting, Ph.D.

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
              /s/ TAHER ELGAMAL                Director                   February 17, 1999
---------------------------------------------
            Taher Elgamal, Ph.D.

            /s/ ROBERT W. JOHNSON              Director                   February 17, 1999
---------------------------------------------
              Robert W. Johnson

             /s/ ALBERT E. SISTO               Director                   February 17, 1999
---------------------------------------------
               Albert E. Sisto

                                                                    EXHIBIT 23.2

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP,
                            INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the prospectus constituting part of this Registration Statement of our report dated October 23, 1998 relating to the financial statements of hi/fn, inc., which appears in such prospectus. We also consent to the reference to us under the heading "Experts" in such prospectus.

PRICEWATERHOUSECOOPERS, LLP

San Jose, California
February 17, 1999